Exhibit 10.1

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

LEASE

by and between

BRE-BMR SCD LLC,

a Delaware limited liability company

and

CLEARPOINT NEURO, INC.,

a Delaware corporation

Table of Contents

1. Lease of Premises	1
2. Basic Lease Provisions	1
3. Term	4
4. Possession and Commencement Date.	4
5. Condition of Premises	10
6. Rentable Area	10
7. Rent	11
8. Rent Adjustments; Free Rent Period	12
9. Operating Expenses	12
10. Taxes on Tenant’s Property	17
11. Letter of Credit	17
12. Use	20
13. Rules and Regulations, CC&Rs, Parking Facilities and Common Area	23
14. Project Control by Landlord	24
15. Quiet Enjoyment	26
16. Utilities and Services	26
17. Alterations	30
18. Repairs and Maintenance	32
19. Liens	34
20. Estoppel Certificate	34
21. Hazardous Materials	35
22. Odors and Exhaust	37
23. Insurance	37
24. Damage or Destruction	40
25. Eminent Domain	42
26. Surrender	43
27. Holding Over	44
28. Indemnification and Exculpation	44
29. Assignment or Subletting	45
30. Subordination and Attornment	49
31. Defaults and Remedies	50

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32. Bankruptcy	54
33. Brokers	55
34. Definition of Landlord	55
35. Limitation of Landlord’s Liability	55
36. Joint and Several Obligations	56
37. Representations	56
38. Confidentiality	57
39. Notices	57
40. Miscellaneous	57
41. Option to Extend Term	60
42. Amenities.	61
43. Right of First Offer..	62
44. Existing Furniture, Fixtures and Equipment.	63

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LEASE

THIS LEASE (this “Lease”) is entered into as of this 16th day of June, 2025 (the “Execution Date”), by and between BRE-BMR SCD LLC, a Delaware limited liability company (“Landlord”), and CLEARPOINT NEURO, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord owns certain real property (together with any adjacent real property owned by Landlord, and all improvements located thereon and appurtenances related thereto, the “Property”), including the building(s) located at [***] (the “Building”); and

B. WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises (as shown on Exhibit A attached hereto, the “Premises”) consisting of approximately 13,520 square feet of Rentable Area located on the first (1st) floor of the Building (the “First Floor Premises”) and approximately 16,651 square feet of Rentable Area within the basement level of the Building, consisting of approximately 6,818 square feet of Rentable Area known as the “Phase 1 Basement Premises” and approximately 9,833 square feet of Rentable Area known as the “Phase 2 Basement Premises” (provided that the Phase 1 Basement Premises and the Phase 2 Basement Premises may be collectively referred to as the “Basement Premises”), pursuant to the terms and conditions of this Lease, as detailed below.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Lease of Premises

1.1. Effective on the Term Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses.

1.2. The Property, and any other real property owned or leased by Landlord (or any affiliate of Landlord) that is operated collectively with the Property as a single project from time to time, including all improvements located thereon and appurtenances related thereto, and including any parking facilities or amenities facilities serving such project, are collectively referred to herein as the “Project.” As of the date of this Lease, the Project consists of five (5) buildings located and addressed at [***]. The Project is subject to change from time to time in accordance with the terms and conditions of this Lease. All portions of the Project that are designated by Landlord from time to time for the non-exclusive use of tenants, including driveways, sidewalks, parking facilities, amenities facilities, landscaped areas, service corridors, stairways, elevators, public restrooms and public lobbies, are hereinafter referred to as “Common Area.”

2. Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1. This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

2.2. In the definitions below, Rentable Area (as defined below) is expressed in square feet. Rentable Area and “Tenant’s Pro Rata Share” are subject to adjustment as provided in this Lease.

Definition or Provision	Means the Following
Approximate Rentable Area of Premises*	30,171 square feet
Approximate Rentable Area of Building	114,708 square feet
Approximate Rentable Area of Project	627,842 square feet
Tenant’s Pro Rata Share of Building*	26.30%
Tenant’s Pro Rata Share of Project*	4.81%

* Note:Subject to adjustment as provided in Article 6 below.

2.3. Initial monthly and annual installments of Base Rent for the Premises (“Base Rent”) as of the Term Commencement Date for the First Floor Premises, subject to adjustment under this Lease, will be as follows:

Dates	Square Feet of Rentable Area*	Base Rent per Square Foot of Rentable Area	Monthly Base Rent*	Annual Base Rent*
The later of (i) the Term Commencement Date for the Phase 2 Basement Premises or (ii) the Term Commencement Date for the First Floor Premises** – Month 12	30,171	$5.95 monthly	$179,517.45	$2,154,209.40

* Note:Subject to abatement as provided in Section 8.2 below.

**Note:	If the Term Commencement Date for the Phase 2 Basement Premises occurs prior to the Term Commencement Date for the First Floor Premises, then during the period from the Term Commencement Date for the Phase 2 Basement Premises through the Term Commencement Date for the First Floor Premises, Tenant will pay Base Rent for the entire Basement Premises in the amount of $5.95 per square foot of Rentable Area per month. If the Term Commencement Date for the First Floor Premises occurs prior to the Term Commencement Date for the Phase 2 Basement Premises, then during the period from the Term Commencement Date for the First Floor Premises through the Term Commencement Date for the Phase 2 Basement Premises, Tenant will pay Base Rent for the First Floor Premises in the amount of $5.95 per square foot of Rentable Area per month. During all of the foregoing periods, Tenant will be responsible for the payment of all Additional Rent payable pursuant to this Lease.

2.4. Estimated Term Commencement Dates:

Phase 2 Basement Premises: December 19, 2025

First Floor Premises: July 1, 2026

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2.5. Letter of Credit Amount: $179,517.45

2.6. Permitted Use: Office, R&D, laboratory [***]

2.7. Address for Rent Payment:

BRE-BMR SCD LLC
Attention Entity 567
P.O. Box 511387
Los Angeles, California 90051-7942

2.8. Address for Notices to Landlord:

BRE-BMR SCD LLC
4570 Executive Drive, Suite 400
San Diego, California 92121
Attn: Legal Department
Email: legalreview@biomedrealty.com

2.9. Address for Notices to Tenant:

CLEARPOINT NEURO, INC.
120 S. Sierra Ave., Suite 100
Solana Beach, CA 92075
Attn: Legal Department
Email: legal@clearpointneuro.com

2.10. The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit APremises

Exhibit BTenant Improvement Specifications and Schematic Plans

Exhibit B-1Landlord Work

Exhibit B-2Tenant Work Insurance Schedule

Exhibit B-3Form of Tenant Change Request

Exhibit CAcknowledgement of Term Commencement Date and Term Expiration Date

Exhibit DRules and Regulations

Exhibit EForm of Estoppel Certificate

Exhibit FForm of Letter of Credit

Exhibit GTenant’s Personal Property

Exhibit HAvailable ROFO Premises

Exhibit IBill of Sale

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3. Term. The term of the leasehold granted by this Lease (as the same may be extended pursuant to Article 41 hereof, and as the same may be earlier terminated in accordance with this Lease, the “Term”) shall commence on the Term Commencement Dates (as defined in Article 4) and end on the date (the “Term Expiration Date”) that is the last day of the calendar month which is one hundred thirty-two (132) months after the last Term Commencement Date (provided, that, if the last Term Commencement Date occurs on the first day of the month, the Term Expiration Date will be the day immediately prior to the date which is one hundred thirty-two (132) months after the Term Commencement Date), subject to extension or earlier termination of this Lease as provided herein. Throughout the Term, Landlord will not have the right to relocate Tenant from the Premises; provided that the foregoing will not preclude any relocation in the event of a casualty to the extent permitted by this Lease. TENANT HEREBY WAIVES THE REQUIREMENTS OF SECTION 1933 OF THE CALIFORNIA CIVIL CODE, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

4. Possession and Commencement Date.

4.1. Landlord will deliver possession of the Phase 1 Basement Premises to Tenant on or before June 13, 2025 (the “Delivery Date”). The Phase 1 Basement Premises will be delivered in their “as is” “where is” condition and Landlord will have no obligation to perform or pay for any work relating to the Phase 1 Basement Premises prior to the Delivery Date, except that Landlord will ensure that commissioning of the base Building HVAC system by Landlord’s HVAC consultant has occurred prior to the Delivery Date. For clarity, additional work will be performed in the Phase 1 Basement Premises as part of the Tenant Improvements, which work is more particularly set forth in the Tenant Improvement Specifications (as defined below). The period from delivery of the Phase 1 Basement Premises to Tenant through the Phase 2 Basement Premises Commencement Date may be referred to herein as the “Phase 1 Basement Premises Early Occupancy Period.” Subject only to compliance with Tenant’s reasonable safety protocols and procedures, Tenant shall permit Landlord to enter the Basement Premises at all times (including during business hours) to construct the Tenant Improvements, and Tenant shall otherwise reasonably cooperate with Landlord throughout the construction process to enable Landlord to complete the Tenant Improvements in a timely and efficient manner. Throughout the construction of the Tenant Improvements, Landlord and Tenant will have weekly construction meetings to review the anticipated construction schedule and identify any anticipated interference with Tenant’s business operations so that Tenant can mitigate impacts to Tenant’s ongoing business operations while ensuring that the completion of the Tenant Improvements is not delayed. In the event any concessions are agreed upon between the parties in order to minimize interference with Tenant business operations, any delays in completion of the Tenant Improvements caused by such concessions will be Tenant Delays. Tenant will not be required to pay Base Rent for the Phase 1 Basement Premises during the Phase 1 Basement Premises Early Occupancy Period; however, Tenant will pay Tenant’s Adjusted Share of Operating Expenses, the Property Management Fee, Additional Rent and the cost of all utilities for the Phase 1 Basement Premises (collectively the “Phase 1 Additional Rent”) commencing on the first (1st) day of the Phase 1 Basement Premises Early Occupancy Period and the Phase 1 Basement Premises Early Occupancy Period will otherwise be subject to all of the terms, conditions and provisions of this Lease.  Prior to entering onto the Phase 1 Basement Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord in advance that insurance coverages required of Tenant under the provisions of Article 23 are in effect, and such entry shall be subject to all the terms and conditions of this Lease. Any delay in the completion of the Tenant Improvements or Landlord Work which arise from Tenant’s entry or activities during the Phase 1 Basement Premises Early Occupancy Period shall be a Tenant Delay (as defined in Section 4.3 below).

4.1.1If possession of the Phase 1 Basement Premises has not been delivered to Tenant on or before the Delivery Date (such date, the “Phase 1 Abatement Date”), then Tenant, as Tenant's sole and exclusive remedy, shall be entitled to receive one (1) day of abatement of the Phase 1 Additional Rent for the Phase 1 Basement Premises for each day thereafter until possession of the Phase 1 Basement Premises has been delivered to Tenant; provided, however, that the Phase 1 Abatement Date shall be subject to extension on a day-for-day basis as a result of (a) Force Majeure and (b) any Tenant Delay. In the event that Tenant is entitled to abatement of Phase 1 Additional Rent under this Section, such Phase 1 Additional Rent abatement shall be applied to Tenant’s obligations to pay Phase 1 Additional Rent for the Phase 1 Basement Premises, commencing after the Delivery Date.

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4.1.2In the event any Force Majeure (as defined in Section 40.19 below) event occurs which will cause a delay in the either the Delivery Date for the Phase 1 Basement Premises, the Term Commencement Date for the Phase 2 Basement Premises or the Term Commencement Date for the First Floor Premises, then within ten (10) days after the occurrence of such Force Majeure event (or within ten (10) days after the date upon which with reasonable diligence Landlord should have been aware of the Force Majeure event, whichever is later), Landlord shall notify Tenant that a Force Majeure event has occurred (which notice may be via e-mail), and its anticipated impact on performance of the obligation in question, including the expected duration of the prevention, delay, or stoppage caused by the applicable event of Force Majeure.  In the event a Force Majeure occurs, Landlord shall furnish Tenant with periodic updates regarding the status of the Force Majeure event and shall use commercially reasonable efforts to minimize the duration or effects of the prevention, delay, or stoppage. Such updates may be provided at the weekly construction meetings and may be provided verbally or by e-mail.

4.2. Landlord shall use commercially reasonable efforts to tender possession of the Phase 2 Basement Premises and the First Floor Premises to Tenant on the applicable Estimated Term Commencement Dates, with (i) the work (the “Tenant Improvements”) required of Landlord described in (x) Exhibit B as to the Basement Premises and (y) the Approved Plans (as defined below) as to the First Floor Premises (as applicable, the “Tenant Improvement Specifications”) Substantially Complete (as defined below) and (ii) the work (“Landlord Work”) listed on Exhibit B-1 sufficiently complete to allow Tenant to access and use the applicable portion of the Premises for the Permitted Use. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Tenant Improvements and Landlord Work shall be selected by Landlord. The Tenant Improvements in the Basement Premises will be constructed by Landlord in accordance with the plans and specifications attached hereto as Exhibit B and the Tenant Improvements in the First Floor Premises will be constructed in accordance with the Approved Plans (as defined below), and in in both cases, except as expressly provided in the Tenant Improvement Specifications, the Tenant Improvements will be constructed using Building-standard materials and finishes, as determined by Landlord (the “Building Standard”). The Landlord Work will be constructed by Landlord in accordance with Exhibit B-1 based on plans, specifications, materials and finishes designated by Landlord.

4.2.1 Except as expressly set forth below, Tenant agrees that in the event the Tenant Improvements are not Substantially Complete on or before the applicable Estimated Term Commencement Date for any reason, then (a) this Lease shall not be void or voidable, (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom (except as set forth in Section 4.2.2 below) and (c) the applicable Term Commencement Date will be extended accordingly. The term “Substantially Complete” or “Substantial Completion” means, (i) the Tenant Improvements are substantially complete in accordance with the Tenant Improvement Specifications, except for Punch List items (as defined below), and (ii) with respect to the Landlord Work, that such Landlord Work is sufficiently complete that Tenant could commence occupancy of the applicable portion of the Premises for the Permitted Use, in any of (i) or (ii), Substantial Completion shall be conclusively established by either (x) delivery of a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, or a substantially similar form, executed by the project architect and the general contractor, or (y) Tenant’s commencement of occupancy of the applicable portion of the Premises (excluding entry by Tenant during any Early Access Period and excluding any Landlord Work that is performed by Landlord after the Term Commencement Date as to the applicable portion of the Premises pursuant to this Lease). Concurrently with Landlord's delivery of the Premises to Tenant, a representative of Landlord and a representative of Tenant shall perform a walk-through inspection of the Tenant Improvements in the Premises to identify any "Punch List" items (i.e., minor defects or conditions in such Tenant Improvements that do not impair Tenant's ability to utilize the Premises for the purposes permitted hereunder), which items Landlord shall repair or correct no later than thirty (30) days after the date of such walk-through (unless the nature of such repair or correction is such that more than thirty (30) days are required for completion, in which case Landlord shall commence such repair or correction work within such thirty (30) day period and diligently prosecute the same to completion).

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4.2.2If Substantial Completion of the Phase 2 Basement Premises or the First Floor Premises, as applicable, has not occurred by the date that is sixty (60) days after the applicable Estimated Term Commencement Date (such date, the “Outside Base Rent Abatement Date”), then Tenant, as Tenant's sole and exclusive remedy, shall be entitled to receive one (1) day of Base Rent abatement for the applicable portion of the Premises (i.e., either the Phase 2 Basement Premises or the First Floor Premises, but not both) for each day thereafter until Substantial Completion and tender of delivery of such portion of the Premises has occurred; provided, however, that the Outside Base Rent Abatement Date shall be subject to extension on a day-for-day basis as a result of (a) Force Majeure and (b) any Tenant Delay. In the event that Tenant is entitled to Base Rent abatement under this Section, such Base Rent abatement shall be applied to Tenant’s obligations to pay Base Rent for the portion of the Premises to which the abatement applies, commencing after the applicable Free Rent Period (as defined in Section 8.2 below) for such portion of the Premises.

4.3. The “Term Commencement Date” shall be as follows:

4.3.1 Basement Premises: the day Landlord tenders possession of the Phase 2 Basement Premises to Tenant with the Tenant Improvements in the Phase 2 Basement Premises Substantially Complete, anticipated to be the Estimated Term Commencement Date for the Phase 2 Basement Premises.

4.3.2First Floor Premises: the day Landlord tenders possession of the First Floor Premises to Tenant with the Tenant Improvements in the First Floor Premises Substantially Complete, anticipated to be the Estimated Term Commencement Date for the First Floor Premises.

For purposes of this Lease, a “Tenant Delay” means any actual delay in Substantial Completion arising from (i) the acts or omissions of Tenant or any Tenant Party (as defined below), (ii) Tenant’s failure to respond to a request for approval of the Construction Plans or any revision thereto within the time periods set forth in Section 4.6 below, (iii) a Tenant Change (as defined below), (iv) a Tenant Change Request (as defined below) or (v) any postponement of work or rescheduling of work at Tenant’s request. If Substantial Completion is delayed by Tenant Delays, then the applicable Term Commencement Date(s) shall be the date that such Term Commencement Date(s) would have occurred but for such Tenant Delay. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Term Commencement Dates and the Term Expiration Date within ten (10) days after request by Landlord, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Term Commencement Dates or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain any governmental licensing or similar governmental approval of the Premises required for the Permitted Use by Tenant shall not serve to extend the Term Commencement Dates.

4.4. Subject to the terms, conditions and  provisions of this Section, Landlord shall permit Tenant to enter upon the applicable portion of the Premises during (i) the period from the date of full execution and delivery of this Lease through delivery of the Phase 1 Basement Premises to Tenant as to the Phase 1 Basement Premises and (ii) the fifteen (15) day period immediately preceding the applicable Term Commencement Date for the other applicable portions of the Premises (each, an “Early Access Period”).  Tenant’s entry onto the applicable portion of the Premises during the Early Access Period shall be subject to all of the terms, conditions and provisions of this Lease except for the obligation to pay Base Rent, Tenant’s Adjusted Share of Operating Expenses, the Property Management Fee or other Additional Rent (other than utility costs) for such applicable portion of the Premises; provided, however, that (a) Tenant shall only be permitted to access the applicable portion of the Premises for the purpose of installing improvements and the placement of personal property (and Tenant shall not be permitted to conduct business in the applicable portion of the Premises) and (b) Tenant’s access onto the applicable portion of the Premises during the Early Access Period shall be subject to limitations, terms and conditions reasonably prescribed by Landlord.  Tenant assumes all risk of damage to any improvements or property brought into or stored upon the Premises during the Early Access Period. Tenant’s obligation to pay all utilities for the applicable portion of the Premises (as set forth in Article 16 below) shall commence on the first (1st) day of the Early Access Period.  Prior to entering onto the applicable portion of the Premises during the Early Access Period, Tenant shall furnish to Landlord evidence satisfactory to Landlord in advance that insurance coverages required of Tenant under the provisions of Article 23 are in effect. Any delay in the completion of the Tenant Improvements or Landlord Work which arise from Tenant’s entry or activities during the Early Access Period shall be a Tenant Delay, subject to the terms and conditions of Section 4.3 above.

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4.5. Landlord will cause the Landlord Work outlined on Exhibit B-1 to be completed at Landlord’s sole cost and expense. Landlord shall cause the Tenant Improvements to be constructed in the Premises pursuant to the Tenant Improvement Specifications at Landlord’s sole cost and expense (subject to the terms, conditions and provisions of this Article 4). All costs incurred by Landlord in connection with the Tenant Improvements including, without limitation, costs of (a) construction, (b) [intentionally omitted], (c) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Landlord, (d) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (e) building permits and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Tenant Improvements, and (f) costs and expenses for labor, material, equipment and fixtures, shall be referred to in this Lease as the “Tenant Improvement Costs.” In the event that Tenant fails to comply with any of its obligations under this Lease and such failure causes Landlord to incur additional costs with respect to the Tenant Improvements or Landlord Work, Tenant shall pay to Landlord as Additional Rent (as defined below) the amount of any such additional costs within thirty (30) days of receiving an invoice from Landlord. Landlord hereby designates Chris Burrus (chris.burrus@biomedrealty.com) as its representative for the construction of the Tenant Improvements. Landlord may change Landlord’s representative upon one (1) business day’s prior written notice to Tenant at any time.

4.6.Landlord and Tenant have approved the Schematic Plan and notes for the First Floor Premises attached hereto in Exhibit B. Landlord shall prepare final plans and specifications for the Tenant Improvements in the First Floor Premises that are materially consistent with and materially logical evolutions of the Schematic Plans. As soon as such final plans and specifications (the “Construction Plans”) are completed, Landlord shall deliver the same to Tenant for Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Construction Plans shall be approved or disapproved by Tenant within five (5) days after delivery to Tenant. If Tenant fails to respond within such five (5) day period, Landlord may send Tenant a second written notice, and in the event Tenant fails to respond to such second notice within two (2) days, the Construction Plans shall be deemed approved by Tenant. Notwithstanding anything to the contrary contained herein, any time required to obtain Tenant’s response to a request for approval of the Construction Plans beyond the original five (5) day period will be a Tenant Delay without any requirement that Landlord provide notice of such Tenant Delay. If the Construction Plans are disapproved by Tenant (which disapproval will be limited to items which are not materially consistent with or materially logical evolutions of the Schematic Plans), then Tenant shall notify Landlord in writing of its reasonable objections to such Construction Plans (which will include in reasonable detail the manner in which the Construction plans are not materially consistent with the Schematic Plans or not materially logical evolutions of the Schematic Plans), and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Landlord will prepare revised Construction Plans if necessary to correct any items properly disapproved by Tenant and will resubmit such Construction Plans to Tenant for approval, and such revised Construction Plans shall be approved or disapproved by Tenant within two (2) business days after delivery to Tenant (and such approval rights will be limited solely to items modified due to Tenant’s previous disapproval). If Tenant fails to respond within such two (2) business day period, Landlord may send Tenant a second written notice, and in the event Tenant fails to respond to such second notice within one (1) business day, the revised Construction Plans shall be deemed approved by Tenant. Notwithstanding anything to the contrary contained herein, any time required to obtain Tenant’s response to a request for approval of any revised Construction Plans beyond the original two (2) business day period will be a Tenant Delay without any requirement that Landlord provide notice of such Tenant Delay. The Construction Plans so approved are referred to herein as the “Approved Plans.” Any changes to the Construction Plans requested by Tenant (excluding any changes that are required to make the Construction Plans materially consistent with and materially logical evolutions of the Schematic Plans, but including any requested upgrades above the Building Standard) will be a Tenant Change.

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4.7Any changes to the Tenant Improvement Specifications, Construction Plans (excluding any changes that are required to make the Construction Plans materially consistent with and materially logical evolutions of the Schematic Plans, but including any requested upgrades above the Building Standard) or the Approved Plans requested by Tenant (each, a “Tenant Change”) shall be requested and instituted in accordance with the provisions of this Section 4.7 and shall be subject to the written approval of Landlord as provided herein.

4.7.1Tenant may request Tenant Changes by notifying Landlord in writing in substantially the form attached as Exhibit B-3 (a “Tenant Change Request”), which Tenant Change Request shall detail the nature and extent of any requested Tenant Changes. Tenant Change Requests shall be signed by either Jeremy Stigall (jstigall@clearpointneuro.com) (“Tenant’s Authorized Representative”) or Chip Smith (csmith@clearpointneuro.com), each of whom, acting alone, Tenant designates as a person authorized to initial and sign all plans, drawings, change orders, change requests and approvals pursuant to this Lease. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

4.7.2All Tenant Change Requests shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have seven (7) business days after receipt of a Tenant Change Request to notify Tenant in writing of Landlord’s approval or rejection of the Tenant Change and any rejection shall state the reasons therefor in reasonable detail and any approval will provide an estimated time and cost associated with the implementation of the Tenant Change. If Landlord fails to respond to a Tenant Change Request within the seven (7) business day period above, then Tenant may send a second notice (the “Second Notice”) to Landlord, which Second Notice shall include the following legend in capitalized and bold type displayed prominently on the top of the first page of such notice: “LANDLORD HAS FAILED TO RESPOND TO A TENANT CHANGE REQUEST. FAILURE OF LANDLORD TO RESPOND TO THIS SECOND NOTICE WITHIN THREE (3) BUSINESS DAYS FOLLOWING THIS NOTICE SHALL CONSTITUTE LANDLORD’S APPROVAL OF THE TENANT CHANGE REQUEST.” If Landlord fails to respond within three (3) business days of the date of its receipt of the Second Notice, then such failure shall be deemed to constitute Landlord’s approval of the Tenant Change Request. Landlord will provide Tenant with its general contractor’s (or the applicable subcontractor’s or consultant’s) estimate of the time and cost associated with a Tenant Change Request at the time of Landlord’s consent or rejection of such Tenant Change Request; provided that Tenant acknowledges that such estimates are estimates only and are not binding on Landlord. Tenant will be responsible for the actual cost and actual delay caused by any Tenant Changes. Tenant may elect to withdraw a Tenant Change Request by providing written notice of such withdrawal to Landlord within three (3) business days after Landlord’s approval of any Tenant Change Request. Regardless of whether a Tenant Change Request is implemented or Tenant withdraws a Tenant Change Request, Tenant will pay all reasonable out-of-pocket costs and expenses incurred in evaluating any Tenant Change Request.

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4.7.3Notwithstanding anything to the contrary in this Lease, Tenant shall be solely responsible for all costs and expenses specifically related to any Tenant Changes (including, without limitation, costs of project management by Landlord (which fee shall equal three percent (3%) of the cost of the Tenant Change)). Tenant shall, within thirty (30) days of receiving an invoice therefor, pay to Landlord the amount of any such costs.

4.7.4Notwithstanding anything to the contrary in this Lease, in the event that any Tenant Change causes a delay in the Substantial Completion of the Tenant Improvements, all such delays shall be a Tenant Delay, subject to the terms and conditions of Section 4.3 above.

4.7.5The Tenant Improvement Specifications or the Approved Plans, as applicable, shall be automatically updated to include any Tenant Changes approved by Landlord in accordance with this Section 4.7.

4.8.Landlord shall be permitted to make changes to the Tenant Improvement Specifications, Schematic Plans or the Approved Plans (each, a “Landlord Change”) subject to the terms, conditions and provisions of this Section 4.8. Landlord shall be solely responsible for all costs and expenses related to any Landlord Changes.

4.8.1Landlord may request Landlord Changes by notifying Tenant in writing in substantially the same form as the AIA standard change order form (a “Landlord Change Request”), which Landlord Change Request shall detail the nature and extent of any requested Landlord Changes. Landlord will provide Tenant with its general contractor’s (or the applicable subcontractor’s or consultant’s) estimate of the time associated with a Landlord Change Request at the time of Landlord’s submittal of a Landlord’s Change Request; provided that Tenant acknowledges that such estimate is an estimate only and is not binding on Landlord.

4.8.2Subject to Subsection 4.8.3, all Landlord Change Requests other than Landlord Permitted Changes (as defined below), shall be subject to Tenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall have five (5) business days after receipt of a Landlord Change Request to notify Landlord in writing of Tenant’s approval or rejection of the Landlord Change. Tenant’s failure to respond within such five (5) business day period shall be deemed approval by Tenant.

4.8.3Notwithstanding anything to the contrary in this Lease, Landlord shall be permitted to make Landlord Permitted Changes (as defined below) without obtaining Tenant’s consent (but Landlord will provide notice to Tenant of any Landlord Permitted Changes). “Landlord Permitted Changes” shall mean (a) minor changes (such as slight relocation of switches and/or outlets) to accommodate unforeseen field conditions and (b) changes required by Applicable Laws or by a Governmental Authority.

4.8.4The Tenant Improvement Plans, Schematic Plans or Approved Plans, as applicable, shall be automatically updated to include any Landlord Permitted Changes or other Landlord Changes approved by Tenant in accordance with this Section 4.8.

4.9. Tenant acknowledges that Landlord may be constructing the Tenant Improvements and Landlord Work in the Premises and Building during the Phase 1 Basement Premises Early Occupancy Period and after the Term Commencement Date as to portions of the Premises, and during Tenant’s occupancy of portions of the Premises for the Permitted Use; provided, however that the foregoing will not be construed to modify the Term Commencement Date as defined in this Lease as to any portion of the Premises. Tenant shall permit Landlord to enter the Premises at all times (including during business hours) to construct the Tenant Improvements and/or Landlord Work, and Tenant shall otherwise reasonably cooperate with Landlord throughout the construction process to enable Landlord to complete the Tenant Improvements and Landlord Work in a timely and efficient manner. In constructing the Tenant Improvements and Landlord Work, Landlord shall reasonably cooperate with Tenant so as to cause as little interference to Tenant as is reasonably possible; provided, however, that in no event shall Landlord’s construction of the Tenant Improvements or Landlord Work (a) cause Rent (as defined below) to abate under this Lease (except in the event of a Material Service Failure (as defined in Section 16.3), (b) give rise to any Claim by Tenant for damages against Landlord or any Landlord employees or (c) constitute a forcible or unlawful entry, a detainer or an eviction of Tenant.

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5. Condition of Premises. Except as expressly provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Project, or with respect to the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business. Except as expressly set forth herein, Tenant acknowledges that (a) it is fully familiar with the condition of the Premises and agrees to take the same in its condition “as is” as of the Term Commencement Date and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises, except for construction of the Tenant Improvements and Landlord Work in accordance with the terms and conditions of this Lease. Notwithstanding anything to the contrary in this Lease, Landlord shall deliver the Premises to Tenant with the base Building mechanical, heating, ventilating and air conditioning, electrical, elevator, roof structure and plumbing systems (the “Existing Building Systems”) serving the Premises in good working order, condition and repair based on a typical lab and office building in the [***] submarket of San Diego (such obligation, “Landlord’s Delivery Obligation”). Tenant’s taking of possession of the Premises (excluding entry by Tenant during any Early Access Period) shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Tenant Improvements are Substantially Complete, the Landlord Work is sufficiently complete to allow Tenant to access and use the Premises for the Permitted Use, and the Landlord’s Delivery Obligation was satisfied; provided that, if Landlord fails to satisfy Landlord’s Delivery Obligation (a “Delivery Shortfall”), then Tenant may, as its sole and exclusive remedy, deliver notice of such failure to Landlord detailing the nature of such failure (a “Shortfall Notice”); provided, further, that any Shortfall Notice must be received by Landlord no later than the date (the “Shortfall Notice Deadline”) that is one hundred eighty (180) days after the applicable Term Commencement Date. In the event that Landlord receives a Shortfall Notice on or before the Shortfall Notice Deadline, Landlord shall, at Landlord’s expense, promptly remedy the Delivery Shortfall. Notwithstanding anything to the contrary in this Lease, Landlord shall not have any obligations or liabilities in connection with (aa) a failure to satisfy Landlord’s Delivery Obligation except to the extent such failure is identified by Tenant in a Shortfall Notice delivered to Landlord on or before the Shortfall Notice Deadline, or (bb) any failure of the Existing Building Systems to be in good working order, condition or repair due to any event, circumstance or other factor arising or occurring after the date of delivery of the Phase 1 Basement Premises to Tenant or the applicable Term Commencement Date (including, without limitation, (i) any act or omission of Tenant, Tenant’s contractors or subcontractors, or any of their respective employees, agents or invitees or (ii) Tenant’s failure to properly repair or maintain the Premises as required by this Lease), and no Delivery Shortfall shall be deemed to have occurred as a result thereof.

6. Rentable Area.

6.1. The term “Rentable Area” shall reflect such areas as reasonably calculated by Landlord’s consultant, as the same may be reasonably adjusted from time to time by Landlord in consultation with Landlord’s consultant to reflect changes to the Premises, the Building or the Project, as applicable, or the construction of or addition to or contraction of any Amenities Facilities (as defined in Article 42 below). Tenant’s Pro Rata Share shall be adjusted if the Rentable Area of the Premises, Building, or Project is adjusted in accordance with this Article 6.

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6.2. The Rentable Area of the Project is the total Rentable Area of all buildings within the Project.

6.3. Review of allocations of Rentable Areas as between tenants of the Building and the Project shall be made as frequently as Landlord deems appropriate, including in order to facilitate an equitable apportionment of Operating Expenses (as defined below). If such review is by a qualified consultant and allocations are certified by such qualified consultant as being correct, then Tenant shall be bound by such certifications.

6.4On or about the Term Commencement Date, Landlord, at its sole cost and expense and at Landlord’s election, may cause Landlord’s architect to calculate the Rentable Area using the measurement standard described in this Article 6, and deliver the results of such measurement to Tenant (such results, “Landlord’s Determination”). Landlord and Tenant hereby agree that Landlord’s Determination shall be final and binding on Landlord and Tenant. If such measurement results in a change in the Rentable Area, all monetary amounts in this Lease which vary based on Rentable Area will be updated to reflect such revised Rentable Area, including, without limitation, the Base Rent, Tenant’s Pro Rata Share and the Free Rent Cap. Upon Landlord’s request, Tenant shall execute an amendment to this Lease memorializing any such modifications.

7. Rent.

7.1. Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the applicable Term Commencement Date, the sums set forth in Section 2.3, subject to the rental adjustments provided in Article 8 hereof. Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, subject to the rental adjustments provided in Article 8 hereof, each in advance on the first day of each and every calendar month during the Term.

7.2. In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s Adjusted Share (as defined below) of Operating Expenses (as defined below), (b) the Property Management Fee (as defined below) and (c) any other amounts that Tenant is obligated to pay under the provisions of this Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable notice and cure periods.

7.3. Base Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without (except as expressly provided herein) abatement, deduction or offset, in lawful money of the United States of America to the address set forth in Section 2.7 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of the number of days in the month and shall be paid at the then-current rate for such fractional month.

7.4. Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by (a) any Applicable Laws now or hereafter applicable to the Premises, (b) any other restriction on Tenant’s use, (c) except as expressly provided herein, any casualty or taking or (d) any other occurrence; and Tenant waives all rights now or hereafter existing to terminate or cancel this Lease (except to the extent such right is granted to Tenant by a court of competent jurisdiction in a final, non-appealable judgment due to a default of Landlord under this Lease) or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Tenant’s obligation to pay Rent with respect to any period or obligations arising, existing or pertaining to the period prior to the date of the expiration or earlier termination of the Term or this Lease shall survive any such expiration or earlier termination; provided, however, that nothing in this sentence shall in any way affect Tenant’s obligations with respect to any other period.

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8. Rent Adjustments; Free Rent Period.

8.1. Base Rent shall be subject to an annual upward adjustment of three percent (3%) of the then-current Base Rent. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the date which is the later of (i) the Term Commencement Date for the Phase 2 Basement Premises or (ii) the Term Commencement Date for the First Floor Premises, and subsequent adjustments shall become effective on every successive annual anniversary for so long as this Lease continues in effect (subject to adjustment as part of the determination of FMV in the event Tenant exercises its Option pursuant to Article 41).

8.2. Notwithstanding anything to the contrary contained in this Lease, and so long as no Default (as defined below) by Tenant has occurred, Tenant shall not be required to pay Base Rent for (a) for the Basement Premises only (i.e., the Phase 1 Basement Premises and the Phase 2 Basement Premises), during the second (2nd) through the thirteenth (13th) full months of the Term commencing after the Term Commencement Date as to the Phase 2 Basement Premises, and (c) for the First Floor Premises only, during the first (1st) twelve (12) full months of the Term after the Term Commencement Date for the First Floor Premises (such periods, the “Free Rent Periods”); provided, however, that the total amount of Base Rent abated during the Free Rent Periods shall not exceed Two Million One Hundred Fifty-Four Thousand Two Hundred Nine and 40/100 Dollars ($2,154,209.40) (the “Free Rent Cap”). During the Free Rent Periods, Tenant shall continue to be responsible for the payment of all of Tenant’s other Rent obligations under this Lease, including all Base Rent payable for the other portions of the Premises, Additional Rent such as Operating Expenses, the Property Management Fee, and costs of utilities for the Premises. Upon the occurrence of any monetary or material non-monetary Default and continuing until such Default has been cured, Tenant shall not be entitled to any abatement of Base Rent pursuant to this Section; provided, however, if Tenant cures such Default prior to the expiration of the Free Rent Period (which shall not be suspended or extended as a result of such Default), Tenant’s obligation to pay Base Rent shall be abated for the remainder of the Free Rent Period (for clarity, the Free Rent Period will not be extended by the time period of such Default). In the event of any Default that results in termination of this Lease, then, as part of the recovery to which Landlord is entitled pursuant to this Lease, and in addition to any other rights or remedies to which Landlord may be entitled pursuant to this Lease (including Article 31), at law or in equity, Landlord shall be entitled to the immediate recovery, as of the day immediately prior to such termination of the Lease, of the unamortized amount of Base Rent that Tenant would have paid had the Free Rent Periods not been in effect.

9. Operating Expenses.

9.1. As used herein, the term “Operating Expenses” shall include:

(a) Government impositions, including real and personal property taxes (including amounts due under any improvement bond), upon the Building, the Property or the Project, or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental or regulatory authority, agency, committee or subdivision (each, a “Governmental Authority”); taxes on or measured by gross rentals received from the rental of space in the Property or the Project; taxes based on the square footage or energy usage of the Premises, the Building or the Project, as well as any charges, utilities surcharges or impositions under Green Laws (as defined below), compliance credits, or any other costs levied, assessed or imposed by, or at the direction of, any Governmental Authority, or arising from Applicable Laws or interpretations thereof, in connection with the use or occupancy of the Project or the parking facilities and amenities facilities serving the Project; including traffic mitigation fees; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office or laboratory building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof; provided that Operating Expenses will not include taxes attributable to Landlord’s net income (as opposed to rents or receipts attributable to the Project) or any penalties or interest on any taxes (except for interest on taxes paid in annual installments, and except to the extent that such penalty or interest is attributable to Tenant’s failure to pay Operating Expenses due hereunder on a timely basis); and

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(b) All other costs of any kind paid or incurred in connection with the operation or maintenance of the Project, which shall include costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder; costs of utilities furnished to the Common Area; sewer fees; cable television; waste management; cleaning, including windows; heating, ventilation and air-conditioning (“HVAC”); electrical, plumbing, fire protection and life-safety systems; maintenance of landscaping and grounds; maintenance of drives and parking areas; maintenance of the roof, walls, windows and doors; security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Project; license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of systems and equipment serving the Project; telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; accounting, legal and other professional fees and expenses incurred in connection with the Project; costs of furniture, draperies, carpeting, landscaping supplies, and other customary and ordinary items of personal property provided by Landlord or an affiliate of Landlord for use in Common Area or in the management or engineering office; management and engineering office rent or rental value for a commercially reasonable amount of space, plus customary expenses for such office; capital expenditures (i) incurred in replacing outdated or obsolete equipment, (ii) made for the primary purpose of reducing Operating Expenses or increasing energy efficiency or otherwise increasing efficiency or sustainability, including Green Capital Expenditures (as defined below), (iii) required by any Governmental Authority to comply with changes in Applicable Laws that take effect after the Execution Date or to ensure continued compliance with Applicable Laws in effect as of the Execution Date, in each case amortized over the useful life thereof, as reasonably determined by Landlord, in accordance with generally accepted accounting principles ((i), (ii), and (iii), “Permitted Capital Expenditures”); costs of complying with Applicable Laws (except to the extent such costs are incurred to remedy non-compliance as of the Execution Date with Applicable Laws); costs to keep the Project in compliance with, or costs or fees otherwise required under or incurred pursuant to any CC&Rs (as defined below), including condominium fees and assessments; insurance premiums, including premiums for commercial general liability, property casualty, earthquake, terrorism and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies (provided that such deductibles will be amortized over the useful life of the item to which such deductible applied); costs and expenses paid or incurred in connection with any Amenities Services or Amenities Facilities (as such terms are defined below) provided to or serving the Project, including costs and expenses for maintenance, repairs and operations thereof; any amounts or subsidies paid to Amenities operators; rent for the portion of any Amenities Facilities used in providing Amenities Services (at the rental rate per square foot then in effect from time to time under this Lease); service contracts; costs of services of independent contractors retained to do work of a nature referenced above; costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including janitors, floor waxers, window washers, watchmen, gardeners, sweepers, plow truck drivers, handymen, and engineering/maintenance/facilities personnel; information technology management; and costs (collectively, “Green Costs”) of maintaining, managing, reporting, commissioning and re-commissioning the Project or any part thereof to conform with Green Requirements and Green Laws (each as defined below) or applying for certifications under any Green Requirements. “Green Requirements” mean, collectively, the U.S. Environmental Protection Agency’s Energy Star ® rating system and/or Design to Earn Energy Star 71, the Green Building Initiative’s Green Globes™ for Continual Improvement of Existing Buildings standards, the U.S. Green Building Council’s Leadership in Energy and Environmental Design rating system, or any similar program or rating system of any successor to any of the foregoing entities or of any Governmental Authority, whether voluntary or mandatory, that relate to sustainability issues, energy efficiency or other comparable goals or to conform with any building health and wellness standards such as WELL or Fitwel. “Green Capital Expenditures” mean, collectively, costs of alterations, installations, improvements, replacements, repairs and equipment incurred in connection with Green Requirements or made to contribute to the slowing of climate change, the reduction of the Building’s or the Property’s carbon footprint or the saving of energy, water, or any other resource consumed in the Building and/or the Property or to comply with any Applicable Laws related to any of the foregoing or to sustainability or resiliency (collectively, “Green Laws”). With respect to Green Costs which are not incurred to comply with Applicable Laws or Green Requirements, Landlord will use commercially reasonable efforts to minimize such costs, using its good faith business judgment to balance the reasonably anticipated benefit against the reasonably anticipated expense of such non-required Green Costs. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses, Tenant shall pay for the cost of such excess usage in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses (such excess, together with Tenant’s Pro Rata Share, “Tenant’s Adjusted Share”).

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(c) Notwithstanding the foregoing, Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project; any leasing commissions; expenses that relate to preparation of rental space for a tenant; expenses of initial development and construction, including grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); legal expenses relating to other tenants; costs of repairs to the extent reimbursed by payment of insurance proceeds; interest upon loans secured by a loan agreement, mortgage, deed of trust, security instrument or other loan document covering the Project or a portion thereof (collectively, “Loan Documents”) (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 9.1(a)); salaries of executive officers of Landlord or its affiliates; depreciation claimed for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements and reasonable reserves in regard thereto that are provided for in Subsection 9.1(b)); costs incurred in the initial development of the Building or Project; costs incurred for the initial construction of Amenities Facilities or any new building at the Project (including the cost to acquire furniture, fixtures or equipment for the Amenities Facilities or any new building at the Project); costs incurred for the initial construction of any other improvement on the Property which is not intended to benefit tenants of the Project generally (except for improvements or construction required to comply with Applicable Laws); costs expressly excluded from Operating Expenses elsewhere in this Lease or that are charged to or paid by Tenant under other provisions of this Lease; reserves (except as may be required under any CC&Rs or by a Lender); professional fees and disbursements and other costs and expenses related to the ownership (as opposed to the use, occupancy, operation, maintenance or repair) of the Project; any item that, if included in Operating Expenses, would involve a double collection for such item; costs incurred in connection with negotiations or disputes with present or prospective tenants of the Project; fines or penalties incurred due to the violation by Landlord or any other tenant of the Project of Applicable Laws; costs of overhead or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Project to the extent the same exceeds the costs of overhead and profit increment included in the costs of such services which could be obtained from unaffiliated third parties on a competitive basis; costs incurred by Landlord with respect to goods and services (including utilities sold and supplied to tenants and occupants of the Project) to the extent that Landlord is actually reimbursed for such costs by tenants other than through the Operating Expense pass-through provisions of such tenants' lease; costs incurred by Landlord for repairs, replacements and/or restoration to or of the Building or the Project to the extent that Landlord is reimbursed by insurance or condemnation proceeds or by tenants (other than through Operating Expense pass-throughs), warrantors or other third persons; except as permitted in this Lease, capital expenditures other than Permitted Capital Expenditures; expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Project without charge; costs arising from Landlord's charitable or political contributions; any bad debt loss, rent loss, or reserves for bad debts or rent loss; costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of the operation, management, repair, replacement and maintenance of the Building or the Project; costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue); costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Building or the Project or any portion thereof; the wages and benefits of any employee who does not devote his or her employed time to the Building or Project unless such wages and benefits are reasonably prorated to reflect Landlord’s estimate of time spent on operating and managing the Building or Project vis-à-vis time spent on matters unrelated to operating and managing the Building or Project; costs of any mitigation fees, impact fees, subsidies, tap-in fees, connection fees or similar one-time charges or costs (however characterized), imposed as a condition of or in connection with the initial development of the Project, Building or any portion of either or imposed as a condition of the development of any new building to be developed at the Project in the future; any fees payable to or by Landlord for the management of the Building, Project or any portion thereof in excess of the Property Management Fee including, but not limited to, any fees charged in connection with any over-standard functions of Landlord that should otherwise be included in the Property Management Fee such as management or supervision of tenant improvements, alterations or similar construction projects, fees for collecting utility information or fees related to review of requests for lease transfers; costs to remove, remediate or otherwise abate any Hazardous Materials present at the Project in violation of Applicable Laws as of the Execution Date and not placed at the Project or exacerbated by a Tenant Party; and any costs expressly excluded from Operating Expenses elsewhere in this Lease.

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9.2. Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, (a) the Property Management Fee (as defined below), and (b) Landlord’s estimate of Tenant’s Adjusted Share of Operating Expenses with respect to the Building, the Property and the Project, as applicable, for such month.

(a) The “Property Management Fee” shall equal three percent (3%) of Base Rent due from Tenant. Tenant shall pay the Property Management Fee in accordance with this Section 9.2 with respect to the entire Term, including any Free Rent Period, any extensions of the Term, or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent, Operating Expenses or any other Rent with respect to any such period or portion thereof. During any Free Rent Period, the Property Management Fee shall be calculated as if Tenant were paying Base Rent in the full amount required pursuant to this Lease had the Free Rent Period not been in effect. No additional administrative fee will be payable by Tenant on account of items which are included in the Property Management Fee.

(b) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses, Tenant’s Adjusted Share of Operating Expenses, and the cost of providing utilities to the Premises for the previous calendar year (“Landlord’s Statement”). Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days after receipt of an invoice therefor. If the amounts paid by Tenant pursuant to this Section exceed Tenant’s Adjusted Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany Landlord’s Statement with payment for the amount of such difference.

(c) Any amount due under this Section for any period that is less than a full month shall be prorated for such fractional month on the basis of the number of days in the month.

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9.3. For clarity, Operating Expenses for the Project may include an equitable allocation of the cost of services being provided to, or equipment being used by, multiple buildings, properties or projects owned by Landlord and its affiliates. Landlord may create cost pools for costs that pertain to certain portion of the Property or Project and shall allocate costs in a reasonable, non-discriminatory manner, and such allocation shall be binding on Tenant.

9.4. Landlord’s annual statement shall be final and binding upon Tenant unless Tenant, within ninety (90) days after Tenant’s receipt thereof, gives written notice to Landlord, specifying each item contested and the reasons therefor; provided that Tenant shall in all events pay the amount specified in Landlord’s annual statement, pending the results of the Independent Review and determination of the Accountant(s), as applicable and as each such term is defined below. If, during such thirty (30)-day period, Tenant reasonably and in good faith contests the correctness of Landlord’s statement of Tenant’s Adjusted Share of Operating Expenses, Landlord shall provide Tenant with reasonable access to Landlord’s books and records to the extent relevant to determination of Operating Expenses, and such information as Landlord reasonably determines to be responsive to Tenant’s written inquiries. If, after Tenant’s review of such information, Landlord and Tenant cannot agree upon the amount of Tenant’s Adjusted Share of Operating Expenses, then Tenant may, at Tenant’s sole cost and expense, engage an independent public accounting firm or a reasonably qualified consultant with experience auditing operating expenses in commercial leases who is reasonably approved by Landlord, on an hourly basis and not on a contingent-fee basis, approved by Landlord (such approval not to be unreasonably withheld or delayed), to audit and review Landlord’s books and records for the applicable year that directly relate to the determination of Operating Expenses for such year (the “Independent Review”), but not books and records of entities other than Landlord. Landlord shall make such books and records available at the location where Landlord maintains them in the ordinary course of its business. Landlord need not provide copies of any books or records. Tenant shall commence the Independent Review within thirty (30) days after the date Landlord has given Tenant access to Landlord’s books and records for the Independent Review. Tenant shall complete the Independent Review and notify Landlord in writing of Tenant’s specific objections to Landlord’s calculation of Operating Expenses (including Tenant’s accounting firm’s or consultant’s written statement of the basis, nature and amount of each proposed adjustment) no later than sixty (60) days after Landlord has first given Tenant access to Landlord’s books and records for the Independent Review. The parties shall endeavor to agree promptly and reasonably upon Operating Expenses taking into account the results of such Independent Review. If, as of the date that is sixty (60) days after Tenant has submitted the Independent Review to Landlord, the parties have not agreed on the appropriate adjustments to Operating Expenses, then the parties shall engage a mutually agreeable independent third party accountant with at least ten (10) years’ experience in commercial real estate accounting in the San Diego area (the “Accountant”). If the parties cannot agree on the Accountant, each shall within ten (10) days after such impasse appoint an Accountant (different from the accountant and accounting firm that conducted the Independent Review) and, within ten (10) days after the appointment of both such Accountants, those two Accountants shall select a third (which cannot be the accountant and accounting firm that conducted the Independent Review). If either party fails to timely appoint an Accountant, then the Accountant the other party appoints shall be the sole Accountant. Within ten (10) days after appointment of the Accountant(s), Landlord and Tenant shall each simultaneously give the Accountants (with a copy to the other party) its determination of Operating Expenses, with such supporting data or information as each submitting party determines appropriate. Within ten (10) days after such submissions, the Accountants shall by majority vote select either Landlord’s or Tenant’s determination of Operating Expenses. The Accountants may not select or designate any other determination of Operating Expenses. The determination of the Accountant(s) shall bind the parties. If the parties agree or the Accountant(s) determine that the Operating Expenses actually paid by Tenant for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of estimated Additional Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results. If the parties agree or the Accountant(s) determine that Tenant’s payments of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, then Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such results. If the Independent Review reveals or the Accountant(s) determine that the Operating Expenses billed to Tenant by Landlord and paid by Tenant to Landlord for the applicable calendar year in question exceeded by more than five percent (5%) what Tenant should have been billed during such calendar year, then Landlord shall pay the reasonable cost of the Independent Review and the reasonable cost of the Accountant(s). In all other cases Tenant shall pay the cost of the Independent Review and the Accountant(s).

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9.5. Operating Expenses for any partial calendar year shall be prorated on a per diem basis based on the number of days contained within any such year or as otherwise reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated on a per diem basis or as otherwise reasonably determined by Landlord based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

9.6. In the event that the Building, the Property or the Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate Operating Expenses that vary depending on the occupancy to equal Landlord’s reasonable estimate of what such Operating Expenses would have been if occupancy had been ninety-five percent (95%) during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses.

10. Taxes on Tenant’s Property.

10.1. Tenant shall be solely responsible for the payment of any and all taxes levied upon (a) personal property and trade fixtures located at the Premises and (b) any gross or net receipts of or sales by Tenant, and shall pay the same at least twenty (20) days prior to delinquency.

10.2. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building, the Property or the Project is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed value of the Building, the Property or the Project, then Tenant shall, upon demand, repay to Landlord the taxes so paid by Landlord. Notwithstanding anything to the contrary in this Lease, if the assessed valuation of the Building, the Property or the Project is increased as a result of Alterations or Tenant Improvements performed by or on behalf of Tenant, Landlord may require that Tenant reimburse Landlord for any supplemental tax bill resulting from such increased valuation, and Tenant will reimburse Landlord for the amount of such supplemental tax bill, as Additional Rent, within thirty (30) days after invoicing.

10.3. If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s building standards (the “Building Standard”) in other spaces in the Building are assessed, then the real property taxes and assessments levied against Landlord or the Building, the Property or the Project by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 10.2. Any such excess assessed valuation due to improvements in or alterations to space in the Project leased by other tenants at the Project shall not be included in Operating Expenses. If the records of the applicable governmental assessor’s office are available and sufficiently detailed to serve as a basis for determining whether such Tenant improvements or alterations are assessed at a higher valuation than the Building Standard, then such records shall be binding on both Landlord and Tenant.

11. Letter of Credit.

11.1On or before the date which is ten (10) business days after the Execution Date, Tenant shall deliver to Landlord a letter of credit satisfying the conditions of this Article 11 (the “Letter of Credit”). Failure to deliver the Letter of Credit within the foregoing time period (after the notice and cure period set forth in Section 11(d) below, will be a material Default under this Lease without any additional notice or cure period. In the event of such a Default, Landlord will have all rights and remedies available to it under this Lease and at law, including the right to stop all Landlord Work and the Tenant Improvements, and all delays caused due to such stoppage will be Tenant Delays and any cost increases caused by such stoppage will be paid by Tenant as Additional Rent.

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(a)Tenant shall provide Landlord, and maintain in full force and effect throughout the Term and until the date that is ninety (90) days after the expiration or earlier termination of this Lease, an unconditional, irrevocable Letter of Credit issued by an Eligible Bank (as defined below) or another issuer reasonably satisfactory to Landlord, in the amount set forth in Section 2.5, with an initial term of at least one year. Such Letter of Credit shall (i) list Landlord as the beneficiary, (ii) permit partial drawings and multiple drawings (and shall survive any partial drawings), (iii) be payable upon the presentation (which may be by facsimile or overnight courier) of the beneficiary’s signed and dated written demand (without any requirement that the beneficiary certify any default by Tenant under this Lease), (iv) provide that funds drawn under the Letter of Credit shall be paid by wire transfer not more than three (3) banking days after receipt of the beneficiary’s written demand, (v) be transferable without conditions (including any representations or warranties required of Landlord), (vi) provide that the applicant (rather than the beneficiary) shall be liable for any fees payable to the issuer upon any transfer of the Letter of Credit, and the issuer’s obligation to transfer the Letter of Credit shall not be conditioned upon the payment of such transfer fees, (vii) provide that the Letter of Credit shall be automatically extended for additional (1) year periods (up through but not beyond the date that is ninety (90) days after the then-current Term Expiration Date), unless the issuer notifies Landlord and Tenant in writing at least ninety (90) days prior to the then-current expiration date that the issuer elects not automatically extend the Letter of Credit, and (viii) otherwise be acceptable to Landlord in its reasonable discretion. “Eligible Bank” shall mean an issuer that is reasonably satisfactory to Landlord that is a commercial or savings bank organized under the laws of the United States or any state thereof or the District of Columbia having total assets in excess of $1,000,000,000.00 which shall be a financial institution having a rating of not less than BBB or its equivalent by Standard and Poor’s Corporation and subject to a Thompson Watch Rating of C or better; provided that Landlord hereby approves California Bank of Commerce as an Eligible Bank and agrees that the Letter of Credit may be in substantially the form attached as Exhibit F hereto.

(b)Landlord may (x) require the Letter of Credit to be re-issued, or (y) draw on the Letter of Credit in whole or in part and require a replacement Letter of Credit, in each case by a different issuer meeting the requirements of this Article 11, at any time during the Term if (i) Landlord reasonably believes that the issuing bank of the Letter of Credit is or may soon become insolvent or placed into Federal Deposit Insurance Corporation (“FDIC”) receivership, (ii) any issuer of the Letter of Credit shall become insolvent or placed into FDIC receivership, (iii) the issuer of the Letter of Credit ceases to be an Eligible Bank, (iv) the issuer of the Letter of Credit shall enter into any supervisory agreement with any governmental authority, (v) the issuer of the Letter of Credit shall fail to meet any capital requirements imposed by Applicable Laws, or (vi) Landlord reasonably determines that the financial condition of the issuer is such that Landlord’s ability to draw upon the Letter of Credit is, or in the future may be, impaired restricted, refused or otherwise affected or there is any Letter of Credit adverse change in financial position of the issuing bank (any event described in clauses (i) - (vi) of this sentence, an “Issuer Event”). Tenant shall provide the replacement Letter of Credit required pursuant to the immediately preceding sentence within twenty (20) days following Landlord’s request, and upon receipt of the replacement Letter of Credit Landlord shall promptly return the existing Letter of Credit to the existing issuer within ten (10) business days. As used herein with respect to the issuer of the Letter of Credit, “insolvent” means the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks).

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(c)If, at the Term Expiration Date, any Rent remains uncalculated or unpaid, then (i) Landlord shall with reasonable diligence complete any necessary calculations, (ii) Tenant shall extend the expiry date of such Letter of Credit from time to time as Landlord reasonably requires and (iii) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the Letter of Credit to approximately the amount of any uncalculated or unpaid rent which remains outstanding.

(d)Landlord may draw upon the Letter of Credit, in whole or in part, if (i) an uncured Default (as defined below) exists, (ii) Tenant delivers a written request to Landlord requesting that Landlord do so, (iii) upon receipt of a notice of non-renewal or cancellation of the Letter of Credit from the issuer, (iv) as of the date that is forty-five (45) days before any Letter of Credit expires (even if such scheduled expiry date is after the Term Expiration Date) Tenant has not delivered to Landlord an amendment or replacement for such Letter of Credit, reasonably satisfactory to Landlord, meeting the requirements of this Article 11, (v) the Letter of Credit provides for automatic renewals, Landlord asks the issuer to confirm the current Letter of Credit expiry date, and the issuer fails to do so within ten (10) business days, (iv) Tenant fails to pay (when and as Landlord reasonably requires) any bank charges for Landlord’s transfer of the Letter of Credit and such failure is not cured within three (3) days after written notice from Landlord, or (v) the issuer of the Letter of Credit ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the Letter of Credit (and fails to permit drawing upon the Letter of Credit by overnight courier or electronically by facsimile or other method acceptable to Landlord). This Section does not limit any other provisions of this Lease allowing Landlord to draw the Letter of Credit under specified circumstances. Tenant agrees that notwithstanding any provision of this Lease to the contrary, its failure to furnish Landlord with the required Letter of Credit, or a replacement or substitute therefor, when required pursuant to the terms of this Article 11 shall, at Landlord’s election, and if such failure is not cured within five (5) business days after written notice from Landlord, be a Default not subject to any additional rights of notice or cure under this Lease. During any period where Landlord is holding any amounts drawn on the Letter of Credit hereunder (exclusive of any amount applied to cure a Default, if applicable), Landlord shall hold such amounts in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for such amounts, but may intermingle it with other funds of Landlord. Landlord shall be entitled to all interest and/or dividends, if any, accruing on such amounts and shall not be required to credit Tenant with any interest.

(e)Upon the occurrence of a Default, in addition to any other rights or remedies available to Landlord under this Lease, or in the event that Landlord is otherwise entitled to draw on the Letter of Credit in accordance with the provisions of this Article 11, Landlord shall have the right to present the Letter of Credit for payment by the issuing bank and the proceeds thereof shall be due and payable to Landlord in accordance with the terms hereof and the Letter of Credit. Tenant agrees that Landlord may, without waiving any of Landlord's other rights and remedies under this Lease upon the occurrence of any Default, apply the proceeds of the Letter of Credit to remedy any Default by Tenant under this Lease and to compensate Landlord for any damages incurred as a result of any such Default. If Landlord uses any portion of the proceeds of the Letter of Credit to cure any Default by Tenant hereunder or is otherwise entitled to draw on the Letter of Credit, Tenant shall forthwith replenish the Letter of Credit to the original amount within ten (10) business days following written notice from Landlord in the manner directed by Landlord in such notice (which may be in the form of a new or amended Letter of Credit meeting the requirements of this Article 11). If Tenant fails to restore the full amount of the Letter of Credit within such ten (10)-business day period, then from and after such ten (10)-business day period and continuing until the Letter of Credit is fully restored, the amount of such deficiency shall be subject to the charges applicable to late payments of Rent.

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(f)Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under the Letter of Credit. In the event of a wrongful draw, as Tenant’s sole remedy at law or equity, the parties shall cooperate to allow Tenant to post a replacement Letter of Credit simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the Letter of Credit that Landlord’s draw was erroneous.

(g)If Landlord transfers its interest in the Premises, then Tenant shall at Tenant’s expense, within five (5) business days after receiving a request from Landlord, cooperate with Landlord as is reasonably required to obtain (and, if the issuer requires, Landlord shall consent to) an amendment to the Letter of Credit naming Landlord’s grantee as substitute beneficiary or other acknowledgement that such transfer has occurred in compliance with the Letter of Credit. If the required amount of the Letter of Credit changes while the Letter of Credit is in force pursuant to an agreement signed by the parties, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the Letter of Credit.

(h)Upon Landlord’s request from time to time, Tenant, at its expense, shall cause the issuing bank of the Letter of Credit to provide Landlord's Lender with a written acknowledgment that evidences its consent to Landlord's collateral assignment of the proceeds of the Letter of Credit and acknowledgment of the security interest of such Lender therein within twenty (20) days following the request of Landlord or Landlord's mortgagee therefor.

12. Use.

12.1. Tenant may use the Premises solely for the Permitted Use, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose. Tenant shall be prohibited from using the Premises or any portion of the Property for the sale, distribution or production of marijuana.

12.2. Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy (or its substantial equivalent) issued for the Building or the Project, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in the reasonable opinion of Landlord’s counsel violates any of the above. Tenant shall not submit any applications for a change of use of the Premises or any other zoning changes affecting the Property to a Government Authority without Landlord’s prior approval; provided, however, that Tenant may submit applications for approvals and permits to Governmental Authorities as may be required for Tenant to operate for the Permitted Use at the Premises without prior approval. Tenant shall take such further actions and execute such further documents in connection with this Lease as are necessary to comply with Applicable Laws relating to privacy, personal information and data security, including the California Consumer Privacy Act. Tenant acknowledges that Landlord may collect certain personal information (e.g., names, email addresses and contact information) of Tenant’s and its affiliates’ employees (and, if applicable, subcontractors and consultants), and use such information in connection with performing Landlord’s duties and obligations, and exercising its rights under this Lease. Tenant shall not retain, use or disclose any personal information received from Landlord pursuant to this Lease for any purpose other than to perform its duties and obligations, and exercise its rights under this Lease or as required by Applicable Law. In the event of a conflict between this Section and Article 38, this Section shall govern. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof, and Tenant shall indemnify, defend (at the option of and with counsel reasonably acceptable to the indemnified party(ies)), save, reimburse and hold harmless (collectively, “Indemnify,” “Indemnity” or “Indemnification,” as the case may require) Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee, ground lessor or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”) from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, “Claims”) of any kind or nature that arise before, during or after the Term as a result of Tenant’s breach of this Section. For the avoidance of doubt, “Lenders” shall also include historic tax credit investors and new market tax credit investors. In the event that any Governmental Authority requires legal compliance work to be completed in the Common Area (any such work, “Common Area Legal Compliance Work”), Landlord shall be responsible for performing such Common Area Legal Compliance Work and all costs incurred by Landlord in connection with such Common Area Legal Compliance Work (any such costs, “Common Area Legal Compliance Work Costs”) shall be included in Operating Expenses; provided, however, that if any Common Area Legal Compliance Work is triggered by, or necessitated as a result of, (a) any Tenant Changes, (b) any Alterations (as defined below) performed by or on behalf of Tenant, or (c) Tenant’s particular use of the Premises (as opposed to general office and laboratory use), then Tenant shall be solely responsible, and shall reimburse Landlord within thirty (30) days of receiving an invoice, for all Common Area Legal Compliance Work Costs incurred by Landlord in connection with such Common Area Legal Compliance Work. For clarity, in the event any Common Area Legal Compliance Work is required to be completed by a Governmental Authority solely as a result of the Tenant Improvements or Landlord Work, Landlord shall cause such Common Area Legal Compliance Work to be performed at Landlord’s sole cost (which cost will not be included in Operating Expenses).

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12.3. Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building or the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Building and the Project (provided Tenant has been notified of the same in writing prior to Tenant being subject to compliance with such rules, orders, regulations and requirements), and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article.

12.4. No sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant on any part of the Premises or the Building without Landlord’s prior written consent. Tenant shall be entitled, at Tenant’s sole cost and expense, to (i) interior Signage on entry doors to the Premises and (ii) identification of Tenant’s name and location on the directory tablet. Signage shall conform to Landlord’s design criteria established from time to time, which Landlord shall provide to Tenant upon request. For any approved Signage, Tenant shall, at Tenant’s own cost and expense, (a) acquire all permits (to the extent required) for such Signage in compliance with Applicable Laws and any CC&Rs and (b) design, fabricate, install and maintain such Signage in a first-class condition. The Signage rights herein shall not extend to any subtenants. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of Tenant’s Signage and any repair and restoration of the Building required by such removal. At Landlord’s option, Landlord may elect to perform the installation or removal of any Tenant Signage in accordance with this Section, and Tenant shall pay all costs associated therewith within thirty (30) days after demand therefor.

Subject to all of the terms, conditions and provisions of this Section 12.4, Tenant shall be entitled to install, at its sole cost and expense, a strip on the Building's monument sign located at the northernmost driveway entrance to the surface parking lot on the Property serving the Building ("Monument Signage"). The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Monument Signage (collectively, the "Signage Specifications") shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. In addition, the Monument Signage and all Signage Specifications therefore shall be subject to Tenant's receipt of all required governmental permits and approvals, and shall be subject to all Applicable Laws and any covenants, conditions and restrictions affecting the Project. In the event Tenant does not receive the necessary permits and approvals for the Monument Signage, Tenant's and Landlord's rights and obligations under the remaining provisions of this Lease shall not be affected. The cost of installation of the Monument Signage, as well as all costs of design and construction of such Monument Signage and all other costs associated with such Monument Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant. Should the Monument Signage require maintenance or repairs as determined in Landlord's reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant's sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, cause the Monument Signage to be removed from the Building's monument sign and shall cause the monument sign to be restored to the condition existing prior to the placement of such Monument Signage. If Tenant fails to remove such Monument Signage and to restore the monument sign as provided in the immediately preceding sentence on or before the expiration or earlier termination of this Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant's receipt of invoice therefore. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease. The rights to the Monument Signage shall be personal to the originally named Tenant and may not be transferred, except to an assignee of Tenant’s entire interest in this Lease pursuant to an Exempt Transfer. Should the name of the original Tenant change, then the Monument Signage may be modified at Tenant's sole cost and expense to reflect the new name, but only if the new name does not (i) relate to an entity that is of a character, reputation, or associated with a political orientation or a faction, that is inconsistent with the quality of the Building or would otherwise reasonably offend an institutional landlord of a project comparable to the Project, taking into consideration the level and visibility of such signage or (ii) cause Landlord to be in default under any lease or license with another tenant of the Project.

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12.5. Tenant may only place equipment within the Premises with floor loading consistent with the Building’s structural design. Tenant may place such equipment only in a location designed to carry the weight of such equipment. Notwithstanding anything to the contrary contained herein, prior to the date of this Lease, Tenant provided Landlord with specifications for certain MRI and hot cell equipment which Tenant intends to install in the Premises (the “MRI Equipment”). The structural support platforms upon which the MRI Equipment will be placed will be installed by Landlord as part of the cost of the Tenant Improvements payable by Landlord; provided that in the event Tenant changes the specifications for the MRI Equipment or decides to install additional or different equipment in the Premises, the cost of any structural support required for such different or additional equipment will be Tenant’s responsibility.

12.6. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Area or other offices in the Project.

12.7. Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them, (b) use or allow the Premises to be used for unlawful purposes, (c) cause, maintain or permit any nuisance or waste in, on or about the Project or (d) take any other action that would in Landlord’s reasonable determination in any manner adversely affect other tenants’ quiet use and enjoyment of their space or adversely impact their ability to conduct business in a professional and suitable work environment. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all liabilities, costs and expenses arising from or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall Indemnify the Landlord Indemnitees from and against any Claims arising from any such failure of the Premises to comply with the ADA. For clarity, if any ADA requirements are imposed by a Governmental Authority as a condition to consent to the performance of the initial Tenant Improvements or Landlord Work (but not any Tenant Changes which will be Tenant’s responsibility), Landlord will perform such ADA work at Landlord’s cost (which cost will not be included in Operating Expenses). The Premises have not undergone inspection by a Certified Access Specialist (“CASp,” as defined in California Civil Code Section 55.52). Even if not required by California law, the Premises may be inspected by a CASp to determine whether the Premises comply with the ADA, and Landlord may not prohibit a CASp performing such an inspection. If Tenant requests that such an inspection take place, Landlord and Tenant shall agree on the time and manner of the inspection, as well as which party will pay the cost of the inspection and the cost to remedy any defects identified by the CASp. A Certified Access Specialist can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under State law. Although State law does not require a Certified Access Specialist inspection of the Premises, Landlord may not prohibit Tenant from obtaining a Certified Access Specialist inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. Landlord and Tenant shall agree on the arrangements for the time and manner of the Certified Access Specialist inspection, the payment of the fee for the Certified Access Specialist inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

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13. Rules and Regulations, CC&Rs, Parking Facilities and Common Area.

13.1. Tenant shall have the non-exclusive right, in common with others, to use the Common Area in conjunction with Tenant’s use of the Premises for the Permitted Use, and such use of the Common Area and Tenant’s use of the Premises shall be subject to the rules and regulations adopted by Landlord and governing the Property and/or Project as of the Execution Date (which are attached hereto as Exhibit D), as may be amended from time to time, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion, including rules and regulations governing any construction activities at the Project (collectively, the “Rules and Regulations”). Tenant shall and shall ensure that its employees, subtenants and invitees (and will use commercially reasonable efforts to ensure that its contractors and subcontractors) faithfully observe and comply with the Rules and Regulations; provided that in the event Landlord notifies Tenant that any of the foregoing parties is violating any Rules and Regulations, Tenant will immediately take steps to cause such party to comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations. Notwithstanding anything to the contrary in this Section, in the event of a conflict or inconsistency between the Rules and Regulations and this Lease, this Lease shall control.

13.2. This Lease is subject to any recorded covenants, conditions or restrictions, reciprocal easement agreements or similar governing documents with respect to the Project or Property, including any applicable transportation demand management plan or similar document for the Project (the “TDMP”), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “CC&Rs”). Notwithstanding anything to the contrary contained in this Lease, Landlord will not vote for any amendment to the CC&Rs which would materially adversely impair Tenant’s ability to use the Premises for the Permitted Use. Tenant shall, at its sole cost and expense, comply with provisions of the CC&Rs that are applicable to tenants of the Project. If the Project is subject to a TDMP, then Landlord shall provide a copy of the TDMP to Tenant upon request. Tenant acknowledges that Tenant, at its sole cost and expense, shall comply with the tenant requirements in the TDMP. Any costs incurred by Landlord in connection with the TDMP shall constitute an Operating Expense.

13.3. Notwithstanding anything in this Lease to the contrary, Tenant may not install any security systems (including cameras) inside or outside the Premises that record sounds or images outside the Premises (collectively, “Security Cameras”) without Landlord’s prior written consent, which Landlord may withhold in its sole and absolute discretion; provided, however, that Landlord will not unreasonably withhold consent to the installation of Security Cameras which monitor access points to the Premises only (including access points from the roof and loading dock); provided, further, that (i) any such Security Cameras shall comply with all Applicable Laws (including all surveillance notification procedures required thereby), (ii) the cost of any repair, maintenance and replacement of any such Security Cameras shall be Tenant’s sole responsibility, (iii) upon Landlord’s request, Landlord shall have the right to view and obtain a copy of any footage recorded by any such Security Cameras subject to Applicable Laws, (iv) the installation and use of any such Security Cameras shall be subject to all applicable provisions of this Lease (including, without limitation, Article 17) and (v) Tenant shall Indemnify the Landlord Indemnitees from and against any and all Claims arising directly or indirectly out of, or in any way related to (x) any such Security Cameras, (y) Tenant’s use, misuse or nonuse of any such Security Cameras, or (z) any footage recorded or not recorded by any such Security Cameras. Notwithstanding the foregoing, Tenant may, at Tenant’s sole cost and expense as an Alteration (as defined below), install its own security system in the Premises (the “Tenant Security System”) (including Security Cameras that record sounds or images solely inside the Premises); provided, however, that (a) Tenant’s installation of the Tenant Security System shall be subject to all of the terms, conditions and provisions of this Lease governing Alterations (including, without limitation, Article 17), and (b) Tenant shall coordinate the installation and operation of the Tenant Security System with Landlord to assure that the Tenant Security System does not interfere with (y) any Landlord security system in place as of the Term Commencement Date (for which security system Landlord makes no warranties of any kind whatsoever), and (z) the Building’s systems and equipment. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for monitoring and operating the Tenant Security System. Landlord may require Tenant, at Tenant’s sole cost, to remove the Tenant Security System and restore the Building to its condition prior to the installation of the Tenant Security System upon the expiration or earlier termination of this Lease.

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13.4. Tenant shall have a non-exclusive, irrevocable license to use Tenant’s Pro Rata Share of parking facilities serving the Building (which may include parking spaces in the parking lot adjacent to the Building) in common on an unreserved basis with other tenants of the Building during the Term at no additional cost (other than Operating Expenses).

13.5. Tenant agrees to cooperate with Landlord and other tenants in the use of the parking facilities and abide by the Rules and Regulations governing parking. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.

13.6. During the Term, Tenant shall, subject to Force Majeure, casualty and all of the other terms, conditions and provisions of this Lease, have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

14. Project Control by Landlord.

14.1. Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease. This reservation includes Landlord’s right to subdivide the Project; convert the Building and any other buildings within the Project to condominium units; change the size of the Project by selling all or a portion of the Project or adding real property and any improvements thereon to the Project; grant easements and licenses to third parties; maintain or establish ownership of the Building separate from fee title to the Property; make additions to or reconstruct portions of the Building and the Project; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building or the Project pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building or elsewhere at the Project; construct, maintain and/or operate the Building, Property or Project in accordance with third-party accreditations, ratings, programs and/or certifications that relate to Green Requirements or Green Laws; and alter or relocate any other Common Area or facility, including private drives, lobbies, entrances and landscaping; provided, however, that such rights shall be exercised in a way that does not materially adversely affect Tenant’s beneficial use and occupancy of the Premises, including the Permitted Use and Tenant’s access to the Premises or parking rights hereunder or materially increase Tenant’s costs hereunder. Tenant acknowledges that Landlord specifically reserves the right to allow the exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors; provided, however, that Tenant shall not be deprived of the use of the corridors reasonably required to serve the Premises or of restroom facilities serving the floor upon which the Premises are located. Tenant shall reasonably cooperate (at no material cost to Tenant) with Landlord’s efforts that relate to Green Requirements or Green Laws applicable to the Premises or Building, including by providing reasonable, non-proprietary, non-confidential information as may be reasonably required in connection therewith.

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14.2. Possession of areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord.

14.3. Tenant shall, at Landlord’s request, promptly execute such further commercially reasonable documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant will not be required to agree to any document which causes a material adverse impact on Tenant’s use of the Premises for the Permitted Use or materially increases Tenant liability or cost hereunder.

14.4. Landlord reserves the right at all reasonable times and upon forty-eight (48) hours’ prior notice (which may be oral or by email to the office manager or other Tenant-designated individual at the Premises; but provided that no time restrictions or notice requirements apply if an emergency necessitates immediate entry), enter the Premises to (a) inspect the same, (b) supply any service Landlord is required to provide hereunder, (c) alter, improve or repair any portion of the Building for which access to the Premises is reasonably necessary, (d) post notices of nonresponsibility, (e) access telecommunications equipment, electrical substations, fire risers and similar equipment, and (f) show the Premises to (i) current and prospective purchasers, investors and lenders, (ii) prospective tenants, and (iii) future tenants of the Premises to inspect and measure the Premises in anticipation of their future occupancy. In connection with any such alteration, improvement or repair work as described in Subsection 14.4(c), Landlord may erect in the Premises or the Project scaffolding and other structures reasonably required for the work to be performed. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises; provided, however, that Tenant shall be entitled to designate by written notice to Landlord portions of the Premises reasonably approved by Landlord as "Secured Areas" and to install door locks or access control systems as necessary to secure such Secured Areas and shall not be required to provide Landlord with a key or other device to gain access to such Secured Areas. Notwithstanding anything to the contrary in this Lease, if an emergency necessitates immediate access to the Premises (including, without limitation, to a Secured Area), Landlord may use whatever force is necessary to enter the Premises (including, without limitation, any Secured Area), and any such entry shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, a breach of Landlord’s obligations under this Lease or an eviction of Tenant from the Premises or any portion thereof. Except in the case of an emergency, Tenant shall have the right to accompany Landlord in connection with any entry into a Secured Area and any such entry shall be subject to compliance with Tenant's reasonable safety protocols and procedures. Tenant will provide Landlord with contact information for a person(s) who can respond to any emergency relating to a Secured Area immediately upon notice of the need to do so. In the event that Tenant denies access to Landlord of a Secured Area, and such access is necessary (in Landlord’s reasonable determination) to perform any of Landlord’s obligations under this Lease, then (i) Landlord shall be excused from performing any such obligations of Landlord under this Lease with respect to such Secured Area during the period of time which Tenant refuses to provide Landlord with such access, (ii) Tenant shall not be entitled to any remedies under this Lease or otherwise arising from Landlord’s failure to perform such obligations in such case (and any time periods required to elapse before such rights or remedies accrue shall be tolled until such access is provided, if at all), (iii) Tenant shall assume all risk and liability arising from the condition of the applicable Secured Area (including any risk of personal injury or death or property damages), and (iv) if any third party asserts any Claim against Landlord or the other Landlord Indemnitees arising from the failure to perform such obligations, then Tenant shall Indemnify the Landlord Indemnitees from such Claims. If an emergency necessitates immediate access to the Premises (including any Secured Area), Landlord may use whatever force is necessary to enter the Premises (including any Secured Area), and any such entry shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

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15. Quiet Enjoyment. Landlord covenants that Tenant, upon paying the Rent and performing its obligations contained in this Lease, may peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof (including without limitation Section 4.9 hereof), provisions of Applicable Laws and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other quiet enjoyment covenant, either express or implied.

16. Utilities and Services.

16.1 Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. Tenant shall pay all utility charges, together with any fees, surcharges and taxes thereon for the period beginning on the earlier of first day of the Early Access Period for the applicable portion of the Premises pursuant to Section 4.4 or the Term Commencement Date as to the particular portion of the Premises. If any such utility is not separately metered to Tenant, Tenant shall pay Tenant’s Adjusted Share of all charges of such utility jointly metered with other premises as Additional Rent or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which cost shall be paid by Tenant as Additional Rent. Tenant shall maintain temperature and humidity in the First Floor Premises in accordance with ASHRAE standards at all times. [***]

16.2 Landlord may base its bills for utilities on reasonable estimates; provided that Landlord adjusts such billings as part of the next Landlord’s Statement (or more frequently, as reasonably determined by Landlord) to reflect the actual cost of providing utilities to the Premises. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any utilities, then Tenant shall pay Landlord for Tenant’s Adjusted Share of such utilities to reflect such excess. In the event that the Building, the Property or Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate utility usage that varies depending on occupancy to equal Landlord’s reasonable estimate of what such utility usage would have been if occupancy had been ninety-five percent (95%) during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of the cost of such utilities.

16.3 Except as provided in this Section below, Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by Force Majeure (as defined below) or, to the extent permitted by Applicable Laws, Landlord’s negligence. In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease. Notwithstanding anything to the contrary in this Lease, if, for more than five (5) consecutive business days following written notice to Landlord and as a direct result of Landlord’s gross negligence or willful misconduct (and except to the extent that such failure arises from any other factor, including any action or inaction of a Tenant Party (as defined below)), the provision of HVAC or other utilities to all or a material portion of the Premises that Landlord must provide pursuant to this Lease is interrupted (a “Material Services Failure”), then Base Rent (or, to the extent that less than all of the Premises are affected, a proportionate amount (based on the Rentable Area of the Premises that is rendered unusable) of Base Rent) shall thereafter be abated until the Premises are again usable by Tenant for the Permitted Use; provided, however, that, if Landlord is diligently pursuing the restoration of such HVAC and other utilities and Landlord provides substitute HVAC and other utilities reasonably suitable for Tenant’s continued use and occupancy of the Premises for the Permitted Use (e.g., supplying potable water or portable air conditioning equipment), then Base Rent shall not be abated. During any Material Services Failure, Tenant will cooperate with Landlord to arrange for the provision of any interrupted utility services on an interim basis via temporary measures until final corrective measures can be accomplished, and Tenant will permit Landlord the necessary access to the Premises to remedy such Material Service Failure. In the event of any interruption of HVAC or other utilities that Landlord must provide pursuant to this Lease, regardless of the cause, Landlord shall diligently pursue the restoration of such HVAC and other utilities. Notwithstanding anything in this Lease to the contrary, but subject to Article 24 (which shall govern in the event of a casualty), the provisions of this Section shall be Tenant’s sole recourse and remedy in the event of an interruption of HVAC or other utilities to the Premises.

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16.4 Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term, beyond those utilities provided by Landlord, including telephone, internet service, cable television and other telecommunications, together with any fees, surcharges and taxes thereon. Utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utilities or services.

16.5 Tenant shall not, without Landlord’s prior written consent, use any device in the Premises or the Project that will in any way (a) increase the amount of ventilation, air exchange, gas, steam, electricity or water required or consumed in the Premises or the Project based upon Tenant’s Pro Rata Share less allocation for utilities required for non-exclusive Building or Project systems and equipment of the Building or Project (as applicable) beyond the existing capacity of the Building or the Project usually furnished or supplied for the Permitted Use or (b) exceed Tenant’s Pro Rata Share of the Building’s or Project’s (as applicable) capacity to provide such utilities or services.

16.6. If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building or the Project by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s written consent for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services.

16.7. Landlord shall provide water in Common Area for lavatory and landscaping purposes only, which water shall be from the local municipal or similar source; provided, however, that if Landlord determines that Tenant requires, uses or consumes water provided to the Common Area for any purpose other than ordinary lavatory purposes, Landlord may install a water meter (“Tenant Water Meter”) and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Landlord for the costs of any Tenant Water Meter and the installation and maintenance thereof during the Term. If Landlord installs a Tenant Water Meter, Tenant shall pay for water consumed, as shown on such meter, as and when bills are rendered. If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred or payments made by Landlord for any of the reasons or purposes stated in this Section shall be deemed to be Additional Rent payable by Tenant and collectible by Landlord as such..

16.8. Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and utility systems, when Landlord deems necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or utility service when prevented from doing so by Force Majeure (as defined below) or, to the extent permitted by Applicable Laws, Landlord’s negligence (other than to the extent provided in Section 16.3 above). Landlord will endeavor to give Tenant at last twenty-four (24) hours’ prior notice of any planned shutdown. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure or, to the extent permitted by Applicable Laws, Landlord’s negligence.

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16.9. Landlord will install a back-up generator and connect the Generator to the Premises’ electrical panel (the “Generator”). Tenant shall be entitled to use up to its proportionate share (after deducting any power from the Generator required for the Common Area) of power from the Generator on a non-exclusive basis with other tenants in the Building. The cost of maintaining, repairing and replacing the Generator shall constitute Operating Expenses. Landlord expressly disclaims any warranties with regard to the Generator or the installation thereof, including any warranty of merchantability or fitness for a particular purpose. Landlord shall maintain the Generator and any equipment connecting the Generator to Tenant’s automatic transfer switch in good working condition, provided, however, that Tenant shall be solely responsible, at Tenant’s sole cost and expense, (and Landlord shall not be liable) for maintaining and operating Tenant’s automatic transfer switch and the distribution of power from Tenant’s automatic transfer switch throughout the Premises, and provided further that Landlord shall not be liable for any failure to make any repairs or to perform any maintenance of the Generator that is an obligation of Landlord unless and except to the extent that Landlord willfully fails to make such repairs or perform such maintenance and such failure persists for an unreasonable time after Tenant provides Landlord with written notice of the need for such repairs or maintenance. Upon receipt of such written notice, Landlord shall promptly commence to cure such failure and shall diligently prosecute the same to completion in accordance with Section 31.13. The provisions of Section 16.3 shall apply to the Generator. Tenant may install equipment to provide emergency power, including adding equipment to existing generators (other than the Generator, if used by any tenants of the Project other than Tenant) in a location reasonably designated by Landlord, subject to Landlord’s prior written approval, which Landlord shall not unreasonably withhold, condition or delay. The installation of such equipment shall constitute Alterations.

16.10. For the Premises, Landlord shall (a) maintain and operate the HVAC systems used for typical office and laboratory use only (“Base HVAC”) and (b) subject to Subsection 16.10(a), furnish HVAC as reasonably required (except as this Lease otherwise provides) for reasonably comfortable occupancy of the Premises twenty-four (24) hours a day, every day during the Term, subject to casualty, eminent domain or as otherwise specified in this Article. Notwithstanding anything to the contrary in this Section, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services (except to the extent expressly permitted in Section 16.3 above).

16.11. Tenant acknowledges that Landlord may be required or elect to compile and disclose certain information relating to utility or energy use at the Building or Project, including as necessary for Landlord to complete an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report (e.g., related to Labs 21) or otherwise to comply with Applicable Laws or Green Requirements. In addition, Tenant shall, at Tenant’s sole cost, comply with (and reasonably cooperate with Landlord’s efforts to comply with) any Green Laws or Green Requirements relating to energy or water efficiency, waste or transportation, green building certification, and carbon reduction and shall comply with tracking, recording, monitoring or disclosure requirements (including, without limitation to, any fines or penalties related to the failure to comply therewith) applicable to the Premises or imposed upon Landlord by any Governmental Authorities under Applicable Laws. Tenant acknowledges and agrees that any energy and utility information for the Premises, the Building and the Project may be shared with third parties, including Landlord’s consultants, Lenders, prospective purchasers or tenants and Governmental Authorities. Tenant will provide to Landlord reasonable evidence of Tenant’s compliance with the foregoing, including copies of all information provided to Governmental Authorities, within thirty (30) days after Landlord’s request. Tenant shall comply with Landlord’s request to submeter any utilities for the Premises. For utilities directly billed to Tenant, Tenant will provide all invoices and any internal utility data in Tenant’s possession within thirty (30) days after Landlord’s request therefor. In addition, Tenant will authorize Landlord to obtain utility usage information directly from the utility provider using such provider’s standard forms. Landlord makes no representation or warranty relating to the energy or utility performance of the Premises, Building or Project or compliance with Applicable Laws or the accuracy or completeness of any reported information relating to utility or energy use at the Premises, Building or Project. Landlord shall have no liability whatsoever for any information collected, analyzed or disclosed pursuant to this Section, and Tenant expressly waives and releases the Landlord Indemnitees from any and all Claims arising out of Landlord’s activities in connection with or arising out of this Section. In locations where the Building is subject to penalties as a result of a greenhouse gas (GHG) emissions limit, if the Building is found in violation of the limit, Landlord may determine the portion of the penalties that are attributable to Tenant and Tenant shall pay for its portion of the penalty that has been levied on the Building as Additional Rent. Landlord shall have the burden to demonstrate to Tenant, the portion of the penalty attributable to Tenant. The portion may be determined using the collection of data from submeters to determine Tenant’s actual energy consumption and emissions, calculations based on the floor area of tenants’ respective leased spaces, number and frequency of occupants and/or visitors in a leased space, and/or Tenant’s operating hours within the building, a combination of both submetering and calculations, or other methods. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

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16.12Landlord will provide the following at a cost to be included in Operating Expenses: (i) janitorial services and supplies for Common Areas of the Building five (5) days per week, excepting local and national holidays; (ii) an elevator maintenance contract with a reputable elevator company for maintenance of the elevators serving the Building, (iii) a base Building controlled access system (such as a card reader system for Building entry after hours) and (iv) replacement of light bulbs in the Common Areas of the Building.

16.13 Tenant will hire a licensed, bonded janitorial contractor to provide interior Premises janitorial services in keeping with Tenant’s operational requirements and as needed to keep and maintain the Premises in a clean and sanitary condition at all times. Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide janitorial, trash or cleaning service to the Premises.

16.14Tenant will have nonexclusive access to the Building loading dock in common with other tenants and occupants of the Building, subject to the Rules and Regulations.

16.15Supplemental HVAC Units. Tenant shall be entitled to install, as an Alteration, dedicated heating, ventilation, air conditioning, humidification and/or dehumidification units ("Supplemental Unit(s)") within and/or otherwise serving the Premises at Tenant's sole cost and expense. The plans and specifications for any Supplemental Units shall, as indicated in Article 17 below, be subject to Landlord's approval, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall be solely responsible for maintenance and repair of the Supplemental Units and such units shall, at Landlord's option, be considered to be a fixture within the Premises and shall remain upon the Premises upon the expiration or earlier termination of the Term except that Landlord may, by written notice to Tenant given not less than one hundred twenty (120) days prior to the end of the Term (except in connection with a termination as a result of a default by Tenant hereunder in which event no prior notice shall be required), require Tenant at Tenant's expense to remove such Supplemental Units, and to repair any damage to the Building caused by such removal and which such obligation shall expressly survive such expiration or termination of this Lease. For the avoidance of doubt, Tenant shall have no obligation to replace the Supplemental Units to the extent that they require replacement.

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17. Alterations.

17.1. Tenant shall make no alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation or other work (whether major or minor) of any kind in, at or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval Landlord shall not be unreasonably withhold; provided, however, that, in the event any proposed Alteration affects (a) any structural portions of the Building, including exterior walls, the roof, the foundation or slab, foundation or slab systems (including barriers and subslab systems) or the core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, HVAC, electrical, security, life safety and power, then Landlord may withhold its approval in its sole and absolute discretion. Tenant shall, in making any Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall be in Landlord’s reasonable discretion. In seeking Landlord’s approval, Tenant shall provide Landlord, at least thirty (30) days in advance of the desired commencement date of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request, provided that Tenant shall not commence any such Alterations that require Landlord’s consent unless and until Tenant has received the written approval of Landlord. In no event shall Tenant use or Landlord be required to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building. Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the Premises that do not require any permits or more than three (3) total contractors and subcontractors (“Cosmetic Alterations”) without Landlord’s consent; provided that (y) the cost of any Cosmetic Alterations does not exceed Seventy-Five Thousand Dollars ($75,000) in any one instance or Two Hundred Thousand Dollars ($200,000) annually, (z) such Cosmetic Alterations are not reasonably expected to have any material adverse effect on the Project and do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to or adversely affect the Building systems, (iii) affect any portion of the Building or Project that is exterior to the Premises or (iv) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the Premises, the Building or the Project.

17.2. Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building or with other tenants’ components located within the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

17.3. Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any life safety systems to remain fully operable at all times.

17.4. Any work performed on the Premises, the Building or the Project by Tenant or Tenant’s contractors shall be done in full compliance with Applicable Laws and at such times and in such manner as Landlord may from time to time reasonably designate. Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord with complete “as built” drawing print sets and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises, as well as a commissioning report, if requested by Landlord, prepared by a licensed, qualified commissioning agent hired by Tenant and reasonably approved by Landlord for all new or affected mechanical, electrical and plumbing systems, unless the nature of such Alterations are such that “as built” drawings are not typically prepared and Tenant has not prepared such “as built” drawings. Any such “as built” plans shall show the applicable Alterations as an overlay on the Building as-built plans; provided that Landlord provides the Building “as built” plans to Tenant.

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17.5. Before commencing any Alterations or Tenant Improvements, Tenant shall (a) give Landlord at least thirty (30) days’ prior written notice of the proposed commencement of such work and the names and addresses of the persons supplying labor or materials therefor so that Landlord may enter the Premises to post notices or to take any further action that Landlord may reasonably deem proper for the protection of Landlord’s interest in the Project and (b) shall secure, at Tenant’s own cost and expense, a tenant improvement guarantee bond satisfactory to Landlord for such work (provided, that such bond will not be required for projects totaling less than Seven Hundred Fifty Thousand Dollars ($750,000)). Without limiting the generality of the foregoing, such tenant improvement guarantee bond shall guarantee final completion of such work by the general contractor and all subcontractors of every tier, payment of all amounts due and owing to such general contractor and subcontractors and removal of any mechanic’s liens arising from such work. In the event Tenant commences any Alterations or Tenant Improvements, Tenant will complete the entire scope of work specified in its contracts with its contractors or vendors, obtain all required approvals and sign offs and close out all permits, pay all amounts owing to contractors and subcontrators of every tier and provide Landlord with final unconditional lien waivers complying with Applicable Law from all contractors and subcontractors of every tier.

17.6. Tenant shall repair any damage to the Premises arising from Tenant’s removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if such space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

17.7. The Premises plus any Alterations; Signage (unless such Signage is removed by Tenant prior to the expiration or earlier termination of this Lease); Tenant Improvements; attached equipment, decorations, fixtures and trade fixtures; movable laboratory casework and related appliances; and other additions and improvements attached to or built into the Premises made by either of the parties (including all floor and wall coverings; paneling; sinks and related plumbing fixtures; built-in laboratory benches; exterior venting fume hoods; walk-in freezers and refrigerators attached to the Building or affixed to the walls, floor or ceiling; ductwork; conduits; electrical panels and circuits; machinery and equipment attached to the Building or affixed to the walls, floor or ceiling; and built-in furniture and cabinets, in each case, together with all additions and accessories thereto), shall (unless, prior to such construction or installation, Landlord elects otherwise in writing) at all times remain the property of Landlord, shall remain in the Premises and shall (unless, prior to construction or installation thereof, Landlord elects otherwise in writing) be surrendered to Landlord upon the expiration or earlier termination of this Lease. For the avoidance of doubt, the items listed on Exhibit G attached hereto (which Exhibit G may be updated by Tenant from and after the Term Commencement Date, subject to Landlord’s written consent, which shall not be unreasonably withheld, conditioned or delayed) constitute Tenant’s property and shall be removed by Tenant upon the expiration or earlier termination of the Lease (the “Removable Equipment”). Any furniture, fixtures or equipment that is secured to the Premises by means of earthquake straps or other readily removable means (such as by screws) shall not be deemed to be "attached" (provided that Tenant will repair any damage to the Premises upon removal of such items). Notwithstanding anything to the contrary contained herein, Tenant will not be permitted or required to remove or restore any of the initial Tenant Improvements installed by Landlord (provided that in the event Tenant requests and Landlord approves any Tenant Change, Landlord may, at the time of its approval of such Tenant Change, require that the Tenant Change be removed and the Premises restored to a Building standard condition upon the expiration or earlier termination of this Lease). Notwithstanding anything to the contrary contained herein, all unattached trade fixtures, moveable laboratory benches, moveable furniture, moveable equipment, and other unattached personal property placed in the Premises by Tenant shall remain the Property of Tenant, and may be removed by Tenant.

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17.8. Notwithstanding any other provision of this Article to the contrary, in no event shall Tenant remove any improvement from the Premises in which any Lender has a security interest or as to which Landlord contributed payment, including the Tenant Improvements, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion. For clarity, if Tenant pays for any furniture, unattached equipment or unattached property located in the Premises solely from its own funds (without contribution from Landlord), then Lender will be deemed to have no security interest in such property.

17.9. If Tenant fails to remove any of its property from the Premises prior to the expiration or earlier termination of this Lease, then Landlord may, at its option, remove and store the same in any manner that Landlord shall choose without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of such personal property.

17.10. Tenant shall pay to Landlord an amount equal to three percent (3%) of the cost to Tenant of all Alterations to cover Landlord’s overhead and expenses for plan review, engineering review, coordination, scheduling and supervision thereof or obtaining any required Lender consent. Tenant shall submit to Landlord copies of all bills, invoices and statements covering the costs of such charges, accompanied by payment to Landlord of the fee set forth in this Section. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays arising from such faulty work, or by reason of inadequate clean-up.

17.11. Within sixty (60) days after final completion of any Alterations performed by Tenant with respect to the Premises, Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect to such Alterations, together with supporting documentation reasonably acceptable to Landlord.

17.12. Tenant shall take, and shall cause its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Alterations, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

17.13. Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and BioMed Realty, L.P. and their respective officers, employees, directors, representatives, agents, general partners, members, subsidiaries, affiliates and Lenders (collectively with Landlord, the “Landlord Parties”) as additional insureds on their respective insurance policies.

18. Repairs and Maintenance.

18.1. Landlord shall repair and maintain the Common Area, the structural columns, roofing and covering materials, foundations and structural slabs, exterior walls and façade, the elevators, the base Building plumbing up to the first isolation valve that serves the Premises, the base Building fire sprinkler systems (if any), the base Building electrical systems up to the point on the bus where Tenant connects its switch, and the base Building HVAC systems up to the first damper or isolation valve that serves the Premises. For purposes of clarity, the portion of the base Building plumbing, base Building electrical, and base Building HVAC system that includes such first damper or isolation valve or switch point on the bus and extends into and through the Premises, any supplemental HVAC serving the Premises, and any Premises Dedicated System (as defined below) shall not be part of the base Building systems and shall be Tenant’s obligation to maintain and repair pursuant to Section 18.2 below. Commencing from and after the Term Commencement Date, Landlord shall, within ten (10) business days after receipt of written notice from Tenant, provide to Tenant any maintenance records, service or inspection reports in Landlord’s possession that Tenant reasonably requests relating to the base Building mechanical, electrical and plumbing systems or the Generator required to be maintained by Landlord under this Lease.

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18.2. Except for services of Landlord, if any, required by Section 18.1, Tenant shall at Tenant’s sole cost and expense maintain and keep the Premises (including but not limited to the portion of the base Building HVAC, plumbing, and electrical system that includes the first damper or isolation valve or switch point on the bus (as applicable) and extends into and through the Premises, any Supplemental HVAC serving the Premises (which Tenant may install as an Alteration), and any Premises Dedicated System (as defined below)) and every part thereof in good condition and repair, ordinary wear and tear excepted. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good a condition as when received, ordinary wear and tear excepted; and shall, at Landlord’s request and Tenant’s sole cost and expense, remove all telephone and data systems, wiring and equipment from the Premises, and repair any damage to the Premises caused thereby. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, other than as described in Exhibit B.

18.3. Notwithstanding anything to the contrary in this Lease, any systems or equipment exclusively servicing the Premises, including any elevators, security, life-safety systems, water systems, HVAC units, Supplemental Units, HVAC components, exhaust fans, vacuum pumps or air compressors (any such system, a “Premises Dedicated System”), shall be the sole responsibility of Tenant and Landlord shall have no obligations with respect thereto. Tenant shall, at its sole cost and expense, maintain and keep any Premises Dedicated System in good condition and repair and shall otherwise be solely responsible for any repair, maintenance and/or replacement costs with respect to any such Premises Dedicated System. Tenant shall keep in full force and effect during the Term (and occupancy by Tenant, if any, after termination of this Lease) a preventative maintenance contract for quarterly, semi-annual, and annual inspections and maintenance for each Premises Dedicated System (in each case using a qualified, licensed, bonded service provider reasonably approved by Landlord). If requested in writing by Landlord, Tenant shall provide to Landlord copies of any Premises Dedicated System maintenance contracts and any Premises Dedicated System maintenance reports on a quarterly basis. Notwithstanding anything to the contrary in this Lease, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment with respect to any Premises Dedicated System (except to the extent permitted by the express terms of Section 16.3).

18.4. Throughout the Term of the Lease, Tenant shall, at Tenant’s sole cost and expense, maintain copies of all service contracts, service, repair and maintenance records, and inspection reports on all equipment installed by or maintained by Tenant. Tenant shall, within ten (10) days after receipt of written notice from Landlord, provide to Landlord any maintenance records, service or inspection reports in Tenant’s possession that Landlord reasonably requests. Upon surrender of the Premises upon the expiration or earlier termination of this Lease, Tenant shall provide Landlord with all original equipment manufacturer (OEM) manuals for any equipment installed and not removed by Tenant. Landlord shall also have the right to perform an audit of the equipment serving the Premises in the form of a facilities condition assessment or similar report at Tenant’s cost. To the extent such audit recommends corrective action, Tenant shall promptly perform such corrective action as part of its repair and maintenance obligations. If Landlord determines that Tenant is not properly maintaining any system or equipment (including a Premises Dedicated System) that is Tenant’s obligation to repair and maintain pursuant to this Article, Landlord shall have the option (but not the obligation) to assume Tenant’s responsibilities with respect thereto (either on a one-time or longer basis), and any costs or expenses incurred or payments made by Landlord as a result of Tenant failing to properly maintain any such or equipment shall be deemed Additional Rent payable by Tenant within thirty (30) days after receipt of an invoice therefor.

18.5. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is Landlord’s obligation pursuant to this Lease unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance (or if permitted by the express terms of Section 16.3 above). Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.

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18.6. This Article relates to repairs and maintenance arising in the ordinary course of operation of the Building and the Project. In the event of a casualty described in Article 24, Article 24 shall apply in lieu of this Article. In the event of eminent domain, Article 25 shall apply in lieu of this Article.

18.7. Costs incurred by Landlord pursuant to this Article shall constitute Operating Expenses (unless excluded pursuant to the express terms of Article 9).

19. Liens.

19.1. Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Building and the Project free from any liens arising from work or services performed, materials furnished to or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s or materialman’s lien filed against the Premises, the Building or the Project for work or services claimed to have been done for, or materials claimed to have been furnished to, or obligations incurred by Tenant shall be discharged or bonded by Tenant within fifteen (15) days after the filing thereof, at Tenant’s sole cost and expense.

19.2. Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1 within the time period set forth in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a statutory lien bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall Indemnify the Landlord Indemnitees from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens.

19.3. In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises, the Building or the Project be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Project. If requested by Tenant, Landlord will sign a lien waiver in favor of a Tenant lender on Landlord’s standard form; provided that in no event will any such lien waiver apply to Tenant’s leasehold interest, Landlord’s interest in the Building or Premises, or any built in or attached property; provided, however, that such lien may apply to the Removable Equipment.

20. Estoppel Certificate. Tenant shall, within ten (10) business days after receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit E, or on any other commercially reasonable form reasonably requested by a current or proposed Lender, encumbrancer or purchaser or investor, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon. Any such statements may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Property. Tenant’s failure to deliver any such statement within such the prescribed time shall, at Landlord’s option, constitute a Default (as defined below) and shall be deemed to be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

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21. Hazardous Materials.

21.1. Tenant shall not cause or permit any Hazardous Materials (as defined below) to be used, handled, generated, or stored in, on, under or about the Premises, the Building or the Project in violation of Environmental Requirements by Tenant or any of its employees, agents, contractors or invitees (collectively with Tenant, each a “Tenant Party”), nor cause or permit any Hazardous Materials to be Released in, on, under or about the Premises, the Building or the Project by Tenant or any Tenant Parties in violation of Environmental Requirements.  If (a) Tenant breaches such obligation, or (b) a Release of Hazardous Materials otherwise occurs within the Premises during the Term or during any holdover occupancy by Tenant after the Term other than (i) if such Release results from migration of Hazardous Materials from outside the Premises not caused by a Tenant Party or (ii) to the extent such Release is caused by Landlord or its agents, employees or contractors, then Tenant shall Indemnify the Landlord Indemnitees from and against any and all Claims of any kind or nature arising from a breach under Subsection 21.1(a) and/or a Release under Subsection 21.1(b), including (w) diminution in value of the Project or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (y) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (z) sums paid in settlement of Claims that arise before, during or after the Term as a result of a breach under Subsection 21.1(a) and/or a Release under Subsection 21.1(b). This Indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by Environmental Requirements because of Hazardous Materials present in the air, soil, soil vapor or groundwater above, on, under or about the Project. Notwithstanding the foregoing, Tenant's indemnity will not apply to any Claims arising from Hazardous Materials present at the Project in violation of Applicable Laws as of the Execution Date, unless placed at the Project or exacerbated by a Tenant Party. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Project, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any Release of Hazardous Materials to the Project, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Project, any portion thereof or any adjacent property to its respective condition existing prior to the time of such Release; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Project, any portion thereof or any adjacent property. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation.

21.2. Notwithstanding anything contained herein, Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Environmental Requirements. Prior to the Term Commencement Date, Tenant shall deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any Environmental Requirements in the form of a Tier II form pursuant to Section 312 of the Emergency Planning and Community Right-to-Know Act of 1986 (or any successor statute) or any other form reasonably requested by Landlord and setting forth all approvals or permits from Governmental Authorities required in connection with the presence of such Hazardous Material at the Premises, and (b) true and correct copies of the following relating to the presence or suspected or threatened presence of Hazardous Materials at the Premises: permits, approvals, audits, reports and correspondence, storage and management plans, documents pertaining to the installation, operation or closure of Hazardous Materials storage tanks, and notices of responsibility and/or violation (collectively, “Hazardous Materials Documents”). Tenant shall deliver to Landlord updated Hazardous Materials Documents (x) upon Landlord’s request, (y) any time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e.g., the fire department) in connection with Tenant’s use or occupancy of the Premises, and (z) concurrent with Tenant’s receipt from or submission to a Governmental Authority of Hazardous Materials Documents. Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any documents containing information of a proprietary nature, unless such documents contain a reference to Hazardous Materials or activities related to Hazardous Materials. If Tenant provides Landlord with Hazardous Materials Documents containing information of a proprietary nature (and Tenant notifies Landlord that such Hazardous Materials Documents contain information of a proprietary nature), Landlord shall keep the same confidential and shall not disclose them to any third-party except to Landlord’s consultants and attorneys or as may be required by Applicable Laws. Notwithstanding anything to the contrary contained herein, Tenant or its agents may use and store within the Premises reasonable quantities of customary office and cleaning supplies even if the same are not listed on the Hazardous Materials Documents, and such use shall not be a violation of this Article 21 notwithstanding anything herein to the contrary, provided such items are stored, used, released, and disposed of in accordance with Environmental Requirements and this Lease.

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21.3. At any time, and from time to time, prior to the expiration of the Term, Landlord shall, at its sole cost and expense, have the right to conduct environmental investigations of the Project or any portion thereof, including but not limited to a Phase I Environmental Site Assessment, Phase II Subsurface Investigation, Hazardous Materials survey, or audit of the Hazardous Materials Documents, to demonstrate whether Hazardous Materials have been used, handled, generated, stored, Released or disposed of at the Project in violation of this Lease; provided, however, Tenant shall pay all reasonable costs of such investigations if such investigation reveal that Hazardous Materials exist at the Project in violation of this Lease.

21.4. Tenant shall promptly report to Landlord (a) any actual or suspected presence of mold or water intrusion at the Premises and (b) any Release of Hazardous Materials in the Project which Tenant becomes aware of during the Term, whether caused by Tenant or any Tenant Party.

21.5. Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials required to be removed by Tenant, Tenant shall be deemed a holdover tenant and subject to the provisions of Article 27.

21.6. As used herein, the term “Hazardous Material” means any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance, material or waste that is or becomes regulated by Environmental Requirements. As used herein, the term “Environmental Requirements” means all applicable present and future laws, statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air (including indoor air and outdoor air), surface water, sewers, soil or groundwater of any Hazardous Material whether within or outside the Premises, including without limitation (a) the Federal Water Pollution Control Act, (b) the Federal Resource Conservation and Recovery Act, (c) the Comprehensive Environmental Response, Compensation and Liability Act, (d) the Toxic Substances Control Act of 1976, all (e) all state and local counterparts thereto. As used herein, the term “Release” or “Released” or “Releases” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into environment.

21.7. Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Project is located (the “UBC”)) within the Project for the storage of Hazardous Materials. Notwithstanding anything to the contrary in this Lease, the quantity of Hazardous Materials allowed by this Section is specific to Tenant and shall not run with the Lease in the event of a Transfer (as defined in Article 29), other than to the assignee of Tenant’s entire interest in this Lease pursuant to an Exempt Transfer. In the event of a Transfer, if the use of Hazardous Materials by such new tenant (“New Tenant”) is such that New Tenant utilizes fire control areas in the Project in excess of New Tenant’s Pro Rata Share of the Building or the Project, as applicable, then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Building and the Project is not greater than New Tenant’s Pro Rata Share of the Building or the Project, as applicable. Notwithstanding anything in this Lease to the contrary, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of fire control areas, it being acknowledged by Tenant that Tenant and other tenants are best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

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22. Odors and Exhaust. Landlord and Tenant agree as follows:

22.1. Tenant shall not cause or permit (or conduct any activities that would cause) any release of any noxious or offensive odors or fumes of any kind from the Premises.

22.2. If the Building has a ventilation system that, in Landlord’s reasonable judgment, is adequate, suitable, and appropriate to reasonably vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Project, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate to maintain the Project (indoor and outdoor areas) in an odor free manner, or if no ventilation system exists, Tenant shall vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord reasonably requires. Tenant acknowledges that Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of Applicable Laws.

22.3. Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s judgment, emanate from Tenant’s Premises. Any work Tenant performs under this Section shall constitute Alterations.

22.4. If Tenant fails to install satisfactory odor control equipment within ten (10) business days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s determination, cause odors, fumes or exhaust.

23. Insurance.

23.1. Landlord shall maintain property insurance (subject to standard policy terms, conditions, limitations and exclusions) on a full replacement cost basis without deduction for depreciation thereof, providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage, and special extended coverage on the Building with limits, sub-limits and deductibles as are customary for similar properties in the region, which Landlord shall determine in its sole and absolute discretion. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, and rental loss during the period of repairs or rebuilding, in each case with limits, sub-limits and deductibles as are customary for similar properties in the region, which Landlord shall determine in its sole and absolute discretion. Notwithstanding the foregoing, Landlord shall not be required to provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether such are made a part of or are affixed to the Building.

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23.2. In addition, Landlord shall carry Commercial General Liability insurance with limits of not less than Five Million Dollars ($5,000,000) per occurrence/general aggregate for bodily injury (including death), or property damage with respect to the Project (which limit may be satisfied via any combination of primary and excess/umbrella coverage).

23.3. Tenant shall, at its own cost and expense, procure and maintain during the Term the following insurance for the benefit of Tenant and Landlord (as their interests may appear) with insurers financially acceptable and lawfully authorized to do business in the state where the Premises are located:

(a) Commercial General Liability on an occurrence coverage form, at least as broad as the Insurance Services Offices Commercial General Liability Policy form CG 0001©, current edition, with minimum limits of $5,000,000 per occurrence. The general aggregate limit shall apply separately to this Project or the general aggregate limit shall be twice the required occurrence limit. Such limits may be met by use of excess and/or umbrella liability insurance; provided that such coverage is at least as broad as the primary coverages required herein. There shall be no limitations or exclusions within the policy form or endorsements restricting liability coverage for Tenant’s activities within the Project including but not limited to, biohazards, testing, infectious disease, bloodborne pathogens, illness, virus, microorganisms or communicable disease if applicable. Should such exclusions exist within Tenant’s Commercial General Liability coverage, Tenant shall maintain Pollution Liability coverage as necessary in order to provide coverage for such activities and exposures.

(b) Commercial Automobile Liability insurance covering liability arising from the use or operation of any auto on behalf of Tenant or invited by Tenant (including those owned, hired, rented, leased, borrowed, scheduled or non-owned). Coverage shall be on a broad-based occurrence form in an amount not less than $5,000,000 combined single limit per accident for bodily injury and property damage, which limits may be met by use of excess and/or umbrella liability insurance; provided that such coverage is at least as broad as the primary coverages required herein.

(c) Commercial Property insurance covering property damage to the full replacement cost value and business interruption. Covered property shall include all tenant improvements in the Premises (to the extent not insured by Landlord pursuant to Section 23.1) and Tenant’s Property including personal property, furniture, fixtures, machinery, equipment, stock, inventory and improvements and betterments, which may be owned by Tenant or Landlord and required to be insured hereunder, or which may be leased, rented, borrowed or in the care custody or control of Tenant, or Tenant’s agents, employees or subcontractors. Such insurance, with respect only to all Tenant Improvements, Alterations or other work performed on the Premises by Tenant (collectively, “Tenant Work”), shall name Landlord and Landlord’s current and future mortgagees as loss payees as their interests may appear. Such insurance shall provide protection against all perils of physical loss or damage basis including the perils of fire, extended coverage, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, flood, earthquake, terrorism and such other risks Landlord may from time to time designate, for the full replacement cost value of the covered items with an agreed amount endorsement with no co-insurance. Business interruption coverage shall have limits sufficient to cover Tenant’s lost profits and necessary continuing expenses, including rents due Landlord under the Lease. The minimum period of indemnity for business interruption coverage shall be twenty-four (24) months.

(d) Workers’ Compensation in compliance with all Applicable Laws or as may be available on a voluntary basis. Employer’s Liability must be at least in the amount of $1,000,000 for bodily injury by accident for each employee, $1,000,000 for bodily injury by disease for each employee, and $1,000,000 bodily injury by disease for policy limit.

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(e) Pollution Legal Liability insurance is required if Tenant stores, handles, generates or treats Hazardous Materials, as determined solely by Landlord, on or about the Project. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the commencement date of this agreement, and coverage is continuously maintained during all periods in which Tenant occupies the Premises and for a period of three (3) years thereafter. Coverage shall be maintained with limits of not less than $2,000,000 per incident with a $4,000,000 policy aggregate.

(f) During all construction by Tenant at the Premises, with respect to tenant improvements being constructed (including any Alterations), insurance required in Exhibit B-2 must be in place.

23.4. The insurance required of Tenant by this Article shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class VII in “A.M. Best’s Insurance Guide” current edition. Tenant shall provide evidence of insurance for all coverages required herein to Landlord. No such policy shall be cancellable except after thirty (30) days’ prior written notice to Landlord from Tenant or its insurers (except in the event of non-payment of premium, in which case ten (10) days’ written notice shall be given). All such policies shall be written on a primary, non-contributory basis. Tenant shall, before the date of expiration of such policies, provide Landlord with evidence of renewed insurance. If Tenant does not maintain such insurance, Landlord may (but shall not be required to) after written notice to Tenant procure such insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent. Commercial General Liability, Commercial Automobile Liability, Umbrella Liability and Pollution Legal Liability insurance as required above shall name the Landlord Parties as additional insureds as respects liability arising from Tenant’s use of the Property or Project. Tenant must disclose any self-insurance or self-insurance retentions, to Landlord in writing in advance, which shall be subject to Landlord’s prior written approval in its sole discretion. If Tenant self-insures with Landlord’s prior written approval, Tenant is itself acting as though it were providing the insurance required under the provisions of this Lease, and Tenant shall pay those amounts due in lieu of insurance proceeds that would have been covered and payable if the insurance policies had been carried for such self-insured coverages, which amounts shall be treated as insurance proceeds for all purposes under this Lease.

23.5. Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

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23.6. Tenant, on behalf of itself and its insurers, hereby waives any and all rights of recovery against the Landlord Parties with respect to any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered, by valid and collectible workers’ compensation, employer’s liability insurance and other liability insurance required to obtained and carried by Tenant pursuant to this Article, including any deductibles or self-insurance maintained thereunder. Tenant agrees to endorse the required workers’ compensation, employer’s liability and other liability insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the Landlord Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Such waivers shall continue so long as Tenant’s insurers so permit. Any termination of such a waiver shall be by written notice to Landlord, containing a description of the circumstances hereinafter set forth in this Section. Tenant, upon obtaining the policies of workers’ compensation, employer’s liability and other liability insurance required or permitted under this Lease, shall give notice to its insurance carriers that the foregoing waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then Tenant shall notify Landlord of such conditions. In addition, each of Landlord and Tenant, on behalf of itself and its insurers, hereby waives all rights of subrogation against the other party or such other party’s insurers with respect to any Claims covered by any property and worker's compensation insurance policies required to be obtained and maintained by the waiving party pursuant to this Lease, or that would have been covered had the waiving party obtained and maintained such policies, except to the extent of the non-waiving party’s gross negligence or willful misconduct.

23.7. Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s Lender or to bring coverage limits to levels then being required of new tenants within the Project, but except as may be required by Applicable Laws, in no event shall insurance limits be increased more than twice during the initial Lease Term.

23.8. In addition to other insurance required by this Lease to be carried by Tenant, if Tenant sells, merchandises, transfers, gives away or exchanges alcoholic beverages in, upon or from any part of the Premises, then Tenant shall, at Tenant’s sole cost and expense, purchase and maintain in full force and effect during the Term liquor liability insurance in form and substance satisfactory to Landlord, with total limits of liability for bodily injury, loss of means of support and property damage for each occurrence in an amount and with a carrier reasonably acceptable to Landlord, and otherwise in compliance with the general provisions of this Article governing the provision of insurance by Tenant. Such policy shall name the Landlord Parties as additional insureds against any liability by virtue of Applicable Laws concerning the use, sale or giving away of alcoholic beverages. If at any time such insurance is for any reason not in force, then during all and any such times no selling, merchandising, transferring, giving away or exchanging of alcoholic beverages shall be conducted by Tenant in, upon or from any part of the Premises.

23.9. Any costs incurred by Landlord pursuant to this Article shall constitute a portion of Operating Expenses.

23.10. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

24. Damage or Destruction.

24.1. In the event of a partial destruction of the Premises or the Building or the Common Area serving the Building or portions of the Project necessary for the operation of the Building as determined by Landlord (as applicable, the “Affected Area”) by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof, and provided that (a) the damage thereto is such that the Affected Area (as applicable) may be repaired, reconstructed or restored within a period of six (6) months from the date of the happening of such casualty, (b) Landlord shall receive insurance proceeds from its insurer or Lender sufficient to cover the cost of such repairs, reconstruction and restoration (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense), and (c) such casualty was not intentionally caused by a Tenant Party, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Affected Area (as applicable) to its “base building” condition in accordance with Section 24.7 hereof [***], whether or not constructed by Landlord, and any Tenant Improvements or Alterations) and this Lease shall continue in full force and effect.

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24.2. In the event of any damage to or destruction of the Affected Area other than as described in Section 24.1, Landlord may elect (a) to repair, reconstruct and restore the Affected Area to its “base building” condition in accordance with Section 24.7 hereof [***], in which case this Lease shall continue in full force and effect, or (b) not to repair, reconstruct and restore the Affected Area, in which case this Lease shall terminate as of the date of such damage or destruction (provided, however, if the damage and destruction is contained to areas of the Project outside of the Building and does not materially and adversely affect Tenant’s ability to use the Premises for the Permitted Use, then Landlord shall have the option to require this Lease continue in full force and effect, notwithstanding Landlord’s election not to repair, reconstruct and restore the damage and destruction). In the event of any damage or destruction to the Affected Area that materially and adversely affects Tenant’s ability to use the Premises for the Permitted Use (regardless of whether such damage is governed by Section 24.1 or this Section), if (a) in Landlord’s determination as set forth in the Damage Repair Estimate (as defined below), the Affected Area cannot be repaired, reconstructed or restored within twelve (12) months after the date of the Damage Repair Estimate, (b) the damage and destruction occurs within the last twelve (12) months of the then-current Term, or (c) the Affected Area is not actually repaired, reconstructed or restored to “base building condition”[***] within eighteen (18) months after the date of the Damage Repair Estimate then Tenant shall have the right to terminate this Lease, effective as of the date of such damage or destruction, by delivering to Landlord its written notice of termination (a “Termination Notice”) no later than fifteen (15) business days after Landlord delivers to Tenant Landlord’s Damage Repair Estimate (or within fifteen (15) business days after the end of the eighteen (18) month period set forth in subsection (c) above).

24.3. As soon as reasonably practicable, but in any event within sixty (60) days following the date of damage or destruction, Landlord shall notify Tenant of Landlord’s good faith estimate of the period of time in which the repairs, reconstruction and restoration will be completed (the “Damage Repair Estimate”), which estimate shall be based upon the opinion of a contractor reasonably selected by Landlord and experienced in comparable repair, reconstruction and restoration of similar buildings. Additionally, Landlord shall give written notice to Tenant within sixty (60) days following the date of damage or destruction of its election not to repair, reconstruct or restore the Building or the Project, as applicable.

24.4. Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

24.5. Landlord will not be liable for any inconvenience or annoyance to any Tenant Party or business interruption resulting in any way from any damage or destruction or the repair or restoration thereof; provided, that, in the event of repair, reconstruction and restoration as provided in this Article, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair, reconstruction and restoration that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business. In the event there are repairs and/or restoration required to the Specialty Improvements or Landlord elects to cause Tenant to restore any other Tenant Improvements or other improvements originally provided by Landlord serving the Premises, the foregoing rent abatement will end as of the date upon which Landlord reasonably determines Tenant would have completed the repairs and/or restoration using reasonable due diligence, regardless of the date such repairs or restoration are actually completed.

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24.6. Notwithstanding anything to the contrary contained in this Article, (a) Landlord’s obligations shall be conditioned upon Landlord receiving any permits or authorizations required by Applicable Laws, the CC&Rs and any applicable Loan Documents, and (b) should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure (as defined below) or delays caused by a Lender or Tenant Party, then the time for Landlord to commence or complete repairs, reconstruction and restoration shall be extended on a day-for-day basis; provided, however, that, at Landlord’s election, Landlord shall be relieved of its obligation to make such repairs, reconstruction and restoration (provided, further, that if Landlord elects not to repair, reconstruct or restore the Affected Area due to Force Majeure and such failure will materially and adversely affect Tenant’s ability to use the Premises for the Permitted Use, then Tenant may terminate this Lease by written notice to Landlord given within fifteen (15) business days after Landlord informs Tenant that it will not be completing such repair, reconstruction or restoration).

24.7. If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repairs, reconstruction or restoration only with regard to (a) those base building portions of the Premises that were originally provided at Landlord’s expense (and excluding any Specialty Improvements, whether or not constructed by Landlord, or Tenant Improvements or Alterations) and (b) the Common Area (if applicable). “Base building” condition shall not include any improvements specific to Tenant’s occupancy nor any Specialty Improvements. Tenant shall perform any repairs or restoration to Tenant Improvements and Alterations and any Specialty Improvements, including such Specialty Improvements originally provided by Landlord serving the Premises, and Tenant will repair or restore such Tenant Improvements, Alterations, and Specialty Improvements to substantially their condition existing prior to the damage or destruction. Landlord shall make any insurance proceeds received by Landlord for the repair or restoration of such Specialty Improvements or Tenant Improvements available to Tenant for such purpose. Such proceeds will be held by Landlord and disbursed to Tenant periodically as the required repair and/or restoration work is completed in accordance with Landlord’s standard draw request process. The repairs, reconstruction or restoration of improvements to the Premises other than the base building improvements shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements from the Building Standard, Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repairs, reconstruction and restoration of the Premises, the Building and the Project. Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property and any Alterations installed by Tenant existing at the time of such damage or destruction.

24.8. Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Article occurs during the last twelve (12) months of the Term or any extension thereof, or to the extent that insurance proceeds are not available therefor.

24.9. This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Civil Code Sections 1932(2) and 1933(4) (and any successor statutes) permitting the parties to terminate this Lease as a result of any damage or destruction.

25. Eminent Domain.

25.1. In the event the Building or Project or a portion thereof which substantially interferes with Tenant’s use and occupancy of the Premises for the Permitted Use is taken for any public or quasi-public purpose by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to the applicable authority, except with regard to (a) items occurring prior to the taking and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

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25.2. In the event of a taking of a portion of the Building or the Project by exercise of right of appropriation, condemnation, or eminent domain, or any sale of a portion of the Building or Project to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (a) items occurring prior to the taking and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord’s sole but good faith opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of leasing office or laboratory space.

25.3. To the extent permitted under all applicable Loan Documents or otherwise consented to by any and all Lenders whose consent is required thereunder, Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

25.4. If, upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed to restore the Affected Areas to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.

25.5. This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any taking. Accordingly, the parties hereby waive the provisions of California Code of Civil Procedure Section 1265.130 (and any successor statutes) permitting the parties to terminate this Lease as a result of any taking.

26. Surrender.

26.1. At least thirty (30) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Landlord. The Exit Survey shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/ASSE Z9.11-2016) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, at least thirty (30) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall (a) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises, (b) place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users and (c) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and comply with any recommendations set forth in the Exit Survey to the extent such remediation and compliance is the responsibility of Tenant under Article 21 above. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

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26.2. No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

26.3. The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building, the Property or the Project, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

26.4. The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Project, as applicable, operate as an assignment of this Lease.

27. Holding Over.

27.1. If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent in accordance with Article 7, as adjusted in accordance with Section 8.2, and (b) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect, including payments for Tenant’s Adjusted Share of Operating Expenses, electricity and other utility costs, and all other Additional Rent. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, (a) Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to (i) one hundred twenty-five percent (125%) of the Rent in effect during the last thirty (30) days of the Term for the first three (3) months of such holdover and (ii) one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term during any additional holdover period, and (b) Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent and any consequential, special and indirect damages (in each case, regardless of whether such damages are foreseeable).

27.2. Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

27.3. The foregoing provisions of this Article are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

27.4. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

28. Indemnification and Exculpation.

28.1. Tenant agrees to Indemnify the Landlord Indemnitees from and against any and all Claims of any kind or nature, real or alleged, arising from (a) injury to or death of any person or damage to any property occurring within or about the Premises, the Building, the Property or the Project, arising directly or indirectly out of (i) the presence at or use or occupancy of the Premises, the Building, the Property or Project by a Tenant Party or (ii) any negligence or willful misconduct on the part of any Tenant Party, (b) a breach or default by Tenant in the performance of any of its obligations hereunder (including any Claim asserted by a Lender against any Landlord Indemnitees under any Loan Document as a direct result of such breach or default by Tenant) or (c) injury to or death of persons or damage to or loss of any property, real or alleged, arising from the serving of alcoholic beverages at the Premises or Project by or on behalf of any Tenant Party, including liability under any dram shop law, host liquor law or similar Applicable Law, except to the extent arising directly from the negligence or willful misconduct of any Landlord Party. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation. Subject to Sections 28.2, 28.3 and 31.13, Landlord agrees to Indemnify the Tenant Parties from and against any and all Claims arising from injury to or death of any person or damage to or loss of any physical property occurring within or about the Premises, the Building, the Property or the Project to the extent arising directly from Landlord’s gross negligence or willful misconduct. Each party’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

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28.2. Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant or any other person for, and Tenant assumes all risk of, loss of or damage or injury to (whether actual or consequential) tangible and intangible personal property of any kind and description kept by Tenant within the Premises, including trade fixtures, equipment and inventory;[***]; products manufactured, produced or stored by Tenant; scientific research and experiments; or business, accounting, scientific and other records of any kind and description; and any and all income derived or derivable therefrom (in each case, regardless of cause and regardless of whether such damages are foreseeable). Tenant further waives any claim for injury to Tenant’s business or loss of revenues, income and profits arising from or relating to any such damage or destruction of personal property as described in this Section 28.2.

28.3. Notwithstanding anything in the foregoing or this Lease to the contrary, except as may be provided by Applicable Laws, in no event shall Landlord or Tenant be liable to the other for any consequential, special or indirect damages arising from this Lease, including lost profits (provided that this Section 28.3 shall not limit Tenant’s liability for Base Rent or Additional Rent or holdover rent pursuant to this Lease; and provided, further, that this Section 28.3 shall not limit Tenant’s liability for damages (including consequential, special or indirect damages) arising from Tenant’s holdover in the Premises without Landlord’s consent as set forth in Article 27 or Tenant’s breach of Article 21 or Section 26.1).

28.4. Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Project, or of any other third party.

28.5. Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Except to the extent caused by the gross negligence or willful misconduct of Landlord or any other Landlord Party, Landlord shall not be liable for injuries or losses arising from criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal, or that Landlord may decide (in its sole and absolute discretion) not to monitor any installed security devices. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage. Except as set forth herein, Tenant’s security programs and equipment for the Premises shall be coordinated with Landlord and subject to Landlord’s reasonable approval.

28.6. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

29. Assignment or Subletting.

Except in connection with an Exempt Transfer (as defined below), Tenant shall not, without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, either voluntarily or by operation of Applicable Laws, directly or indirectly: (a) assign, sell, hypothecate, pledge, encumber, or otherwise transfer its interest in this Lease or sublease all or a portion of the Premises, (b) sell, grant, assign or otherwise transfer a controlling interest in Tenant (other than as a result of shares in Tenant being sold on a public stock exchange) or (c) sell all or substantially all of Tenant’s assets (each of the foregoing, a “Transfer”). For purposes of the preceding sentence, “control” means (f) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person or (g) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. Notwithstanding the foregoing, Tenant shall have the right to Transfer, without Landlord’s prior written consent, Tenant’s interest in this Lease or the Premises or any part thereof to: (x) any person that as of the date of determination directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Tenant (“Tenant’s Affiliate”) or (y) to any person which is a successor-in-interest to Tenant, by way of a merger with, consolidation or reorganization of, or initial public offering of Tenant’s stock on a nationally recognized stock exchange, or the acquisition of all or substantially all of the assets of Tenant (either indirectly through a sale of all or substantially all of Tenant’s stock or equity interests or directly), provided that any Transfer described in clauses (x) or (y) is for a legitimate business purpose and not for the purpose of circumventing Landlord’s rights pursuant to this Lease (an “Exempt Transfer”); provided, further, that the person that will be the tenant under this Lease after the Exempt Transfer (the “New Tenant”) has a net worth (as of both the day immediately prior to and the day immediately after the Exempt Transfer) that is equal to or greater than the net worth (as of both the Execution Date and the date of the Exempt Transfer) of the transferring Tenant. For purposes of clause (x) in the immediately preceding sentence, “control” requires both (m) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (n) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. Tenant shall notify Landlord in writing at least thirty (30) days prior to the effectiveness of any such Exempt Transfer (provided that if such Exempt Transfer is confidential, Landlord will agree to keep such information confidential, including signing a commercially reasonable confidentiality agreement if required by the contract documents relating to such Exempt Transfer) and, if required (i.e., in the event the Transfer does not qualify as an Exempt Transfer hereunder), request Landlord’s consent to such Transfer, and otherwise comply with the requirements of this Lease regarding such Transfer. In no event shall Tenant perform a Transfer to or with an entity that is a tenant at the Project or that is in discussions or negotiations with Landlord or an affiliate of Landlord to lease premises at the Project or a property owned by Landlord or an affiliate of Landlord; provided that the foregoing will not apply in the event Landlord has no available space in the Project of approximately the same size required by such transferee.

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29.1. In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than ninety (90) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee (each as applicable, the “Proposed Transferee”); the Transfer Date; the most recent unconsolidated financial statements of Tenant and of the Proposed Transferee satisfying the requirements of Section 40.2 (“Required Financials”); any ownership or commercial relationship between Tenant and the Proposed Transferee; a list of Hazardous Materials and quantities thereof, certified by the Proposed Transferee to be true and correct, that it intends to use or store in the Premises; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require. If applicable, Tenant’s Transfer Notice shall also include the proposed sublease or assignment agreement for Landlord’s review and comment in connection with its evaluation of any request for consent to sublet.

29.2. Landlord, in determining whether consent should be given to a proposed Transfer requiring Landlord’s consent herein, may give consideration to such factors as Landlord reasonably deems material, including (a) the financial strength of Tenant and of such Proposed Transferee (notwithstanding Tenant remaining liable for Tenant’s performance), (b) any change in use (which is not compliant with Tenant’s Permitted Use) that such Proposed Transferee proposes to make in the use of the Premises and (c) Landlord’s desire to exercise its rights under Section 29.7 to recapture the Premises. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer if any applicable Loan Document prohibits such assignment or any Lender whose consent is required thereunder withholds its consent, or if the Transfer is to a Proposed Transferee of poor reputation, lacking reasonable financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”) or if Tenant or Proposed Transferee is subject to a material enforcement order by a Governmental Authority in connection with its use, storage or disposal of Hazardous Materials or has been required by any landlord, lender or Governmental Authority to take material remedial action in connection with Hazardous Materials contamination resulting from such party’s acts or omissions. Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code.

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29.3. The following are conditions precedent to a Transfer or to Landlord considering a request by Tenant to a Transfer:

(a) Tenant shall remain fully liable under this Lease. Tenant agrees that it shall not be (and shall not be deemed to be) a guarantor or surety of this Lease, however, and waives its right to claim that is it is a guarantor or surety or to raise in any legal proceeding any guarantor or surety defenses permitted by this Lease or by Applicable Laws;

(b) If Tenant or the Proposed Transferee does not or cannot deliver the Required Financials, then Landlord may elect to have either Tenant’s ultimate parent company or the Proposed Transferee’s ultimate parent company provide a guaranty of the applicable entity’s obligations under this Lease, in a form acceptable to Landlord, which guaranty shall be executed and delivered to Landlord by the applicable guarantor prior to the Transfer Date;

(c) In the case of an Exempt Transfer, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the Transfer qualifies as an Exempt Transfer, and if New Tenant is not domiciled in (and formed in and under the Applicable Laws of) the United States of America, then Tenant shall deliver to Landlord on or prior to the Exempt Transfer a legal opinion from New Tenant’s outside corporate counsel confirming that any judgment obtained by Landlord against New Tenant in accordance with the terms of this Lease and Applicable Laws shall be enforceable by Landlord against New Tenant in the country where New Tenant is domiciled;

(d) Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request not to exceed $3,500 per each proposed Transfer in the ordinary course of business within thirty (30) days after written request by Landlord. Landlord and Tenant hereby agree that, without limitation as to what is not "in the ordinary course of business", a proposed Transfer shall be deemed not "in the ordinary course of business" if such particular proposed Transfer involves the review of documentation by Landlord on more than two (2) occasions;

(e) Except with respect to an Exempt Transfer or a Service Agreement, if Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment,) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall (unless Landlord directs in writing otherwise) pay fifty percent (50%) of all of such excess to Landlord, after making deductions for any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys’ fees and free rent actually paid by Tenant. If such consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

(f) The Proposed Transferee shall agree that, in the event Tenant is in Default under this Lease, upon written notice from Landlord, such Proposed Transferee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such Proposed Transferee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

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(g) Landlord’s consent to any such Transfer shall be effected on Landlord’s forms;

(h) Intentionally omitted;

(i) Such Proposed Transferee’s use of the Premises shall comply with the Permitted Use;

(j) Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

(k) Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;

(l) Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent or refuse consent to any later Transfer;

(m) Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and

(n) Tenant shall deliver to Landlord, on or before the date any Proposed Transferee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such Proposed Transferee as described in Section 21.2.

29.4. Any Transfer that is not in compliance with the provisions of this Article or with respect to which Tenant does not fulfill its obligations pursuant to this Article shall, at the option of Landlord (a) constitute a Default, (b) be voidable by Landlord and (c), at Landlord’s option, terminate this Lease, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof.

29.5. Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

29.6. If Tenant delivers to Landlord a Transfer Notice indicating a desire to enter into a Transfer for a term which is more than half of the remaining Term (excluding any unexercised extension options) other than pursuant to an Exempt Transfer, then Landlord shall have the option, exercisable by giving notice to Tenant on or before the date that is thirty (30) days after Landlord’s receipt of such Transfer Notice, to terminate this Lease as to the portion of the Premises which is the subject of the proposed Transfer (provided that in the event the Transfer is for more than fifty percent (50%) of the Premises, then Landlord may terminate this Lease in its entirety). Such termination will be effective as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. If Landlord exercises such option as to a portion of the Premises, Landlord will perform all work required to demise the terminated area from the remaining Premises (or may elect to require that Tenant perform such demising work as an Alteration), Tenant will pay all costs to demise the terminated area from the remaining Premises, including all necessary separation of utilities and services, and this Lease will be modified as required to reflect such reduction of the Premises (with Tenant to pay all Rent for the Premises until the date upon which the demising work is substantially completed). No failure of Landlord to exercise its option to terminate pursuant to this Section shall be deemed to be Landlord’s consent to a proposed Transfer.

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29.7. If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

29.8. In the event that Tenant enters into a sublease for the entire Premises in accordance with this Article that expires within two (2) days of the Term Expiration Date, the term expiration date of such sublease shall, notwithstanding anything in this Lease, the sublease or any consent to the sublease to the contrary, be deemed to be the date that is two (2) days prior to the Term Expiration Date.

29.9. [***]  All Service Agreements must comply with Applicable Laws and Landlord makes no representation or warranty that Applicable Law permits such Service Agreements. For the avoidance of doubt, Service Parties shall have the non-exclusive right to use the Common Areas of the Project to the extent required for parking and ingress and egress to the Premises and the Common Area restrooms in the Building, if any. No demising walls shall be constructed in the Premises for any Service Party (unless Landlord consents to the construction of demising walls in accordance with Article 17). Notwithstanding anything to the contrary contained herein, Tenant shall be fully responsible for the acts of the Service Parties entering the Premises and the Project pursuant to this paragraph, Tenant’s indemnification obligations set forth in this Lease shall apply with respect to the conduct of such Service Parties within the Premises and Project and Landlord shall have no liability to or in connection with such Service Parties. Each Service Party will be deemed a “Tenant Party” for purposes of Tenant’s obligations under this Lease.  No such Service Parties shall have any lease, sublease or other real estate interest in the Premises (and shall only be granted the rights of a licensee), and Tenant shall remain primarily liable for all of Tenant’s obligations under this Lease, notwithstanding any access by Service Parties.   Each Service Agreement must provide that (i) the Service Party shall use the Premises solely for the Permitted Use, (i) the Service Party will not have any leasehold or other property interest in the Premises (provided, however, any Service Party may be granted a license under a Service Agreement), and (iii) upon termination of this Lease, such Service Agreement will automatically terminate and be of no further force or effect.  Tenant will not enter into any agreement with any Service Party (including any Service Agreement) which could be construed to convey any leasehold or other property right.   Upon Landlord’s written request, Tenant shall provide Landlord with the names of any and all Service Parties, which information will be confidential information for purposes of Article 38 below. In the event of a dispute or Claim which, in Landlord’s good faith business judgment, requires Landlord to review a Service Agreement, Tenant will make the relevant provisions of such Service Agreement available to Landlord upon request, and Tenant may require that Landlord enter into a commercially reasonable confidentiality agreement as a condition to disclosing any portion of the Service Agreement to Landlord.

30. Subordination and Attornment.

30.1. This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, other security instrument or lease in which Landlord is tenant (each, a “Lien”) now or hereafter in force against the Building or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination; provided, however, that the automatic subordination to any future mortgage, deed of trust or lease provided for in this Section is expressly conditioned upon the holder of such mortgage, deed of trust or lease executing a commercially reasonable subordination, non-disturbance and attornment agreement. With respect to any such subordination, non-disturbance and attornment agreement, Tenant shall be responsible for its own legal fees but shall not be responsible for any fees charged by the holder of the applicable mortgage, deed of trust or lease. As of the Execution Date, there is no Lien encumbering the Building or Project.

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30.2. Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further commercially reasonable instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage, deed of trust, other security instrument or lease in which Landlord is tenant as may be required by Landlord. If any Lender so elects, however, Tenant’s leasehold shall be deemed prior to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any document required from Tenant under this Section within ten (10) business days after written request therefor, such failure shall constitute a Default under this Lease without the need for any additional notice or cure period. For the avoidance of doubt, “Lenders” shall also include historic tax credit investors and new market tax credit investors.

30.3. Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not (i) materially altering the terms of this Lease, (ii) materially increasing Tenant’s costs hereunder, or (iii) materially adversely decreasing Tenant’s rights or increasing Tenant’s obligations hereunder, in each case, if required by a Lender incident to the financing of the real property of which the Premises constitute a part.

30.4. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease and this Lease shall remain in full force and effect.

31. Defaults and Remedies.

31.1. Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, including (without limitation) charges that may be imposed on Landlord by any security instrument covering the Premises, and the exact amount of which shall be extremely difficult and impracticable to ascertain. Therefore, if any installment of Rent due from Tenant is not received by Landlord within five (5) days after the date such payment is due, Tenant shall pay to Landlord (a) an additional sum of five percent (5%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the “Default Rate”) equal to the lesser of (a) prime rate as published in the Wall Street Journal or a successor publication reasonably identified by Landlord plus nine percent (9%) and (b) the highest rate permitted by Applicable Laws. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent or within five (5) business days after Landlord’s demand, whichever is earlier. Notwithstanding anything to the contrary in this Section, Tenant shall not be obligated to pay a late charge or interest pursuant to this Section for the first (1st) late payment of Rent during any twelve (12) month period during the Term, unless Tenant fails to make such payment within five (5) days after Tenant’s receipt of notice from Landlord regarding such late payment. Landlord’s acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity.

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31.2. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law.

31.3. If Tenant fails to pay any sum of money or perform any other act required to be paid or performed by it hereunder, in each case within the applicable notice and cure period (if any) described in Section 31.4, then Landlord may (but shall not be obligated to), without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such act. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. In addition to the late charge described in Section 31.1, Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

31.4. The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a) Tenant vacates the Premises and makes a statement in writing (which shall include e-mail) or issues a public statement that Tenant will not continue to satisfy all other terms and conditions of this Lease or Tenant abandons the Premises;

(b) Tenant fails to make any payment of Rent, as and when due, or to satisfy its obligations under Article 19 within three (3) days after written notice from Landlord;

(c) Tenant fails to observe or perform any obligation or covenant contained herein (other than described in Sections 31.4(a) and 31.4(b)) to be performed by Tenant, where such failure continues for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than thirty (30) days to cure, Tenant shall not be deemed to be in Default if Tenant commences such cure within such thirty (30) day period and thereafter diligently prosecutes the same to completion; and provided, further, that such cure is completed no later than sixty (60) days after Tenant’s receipt of written notice from Landlord;

(d) Tenant makes an assignment for the benefit of creditors;

(e) A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f) Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

(g) Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

(h) Tenant fails to deliver an estoppel certificate in accordance with Article 20; or

(i) Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

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Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

31.5. In the event of a Chronic Delinquency (as defined below), Landlord may, in addition to all other remedies under this Lease, at law or in equity, require that Tenant thereafter pay Rent quarterly in advance. This provision shall not limit in any way nor be construed as a waiver of Landlord’s rights and remedies contained in this Lease, at law or in equity in the event of a default. “Chronic Delinquency” means that Tenant commits a monetary or material non-monetary Default pursuant to Section 31.4(b) three (3) times in any twelve (12) month period.

31.6. In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord has the right to do any or all of the following:

(a) Halt any Tenant Improvements, Landlord Work and Alterations and order Tenant’s contractors, subcontractors, consultants, designers and material suppliers to stop work until such Default is cured;

(b) Terminate Tenant’s right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby; and

(c) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including the sum of:

(i) The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment arising from Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including the cost of restoring the Premises to the condition required under the terms of this Lease, including any rent payments not otherwise chargeable to Tenant (e.g., during any “free” rent period or rent holiday); plus

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

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As used in Sections 31.6(c)(i) and (ii), “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Section 31.6(c)(iii), the “worth at the time of the award” shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point (the “Discount Rate”).

31.7. In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 and may continue this Lease in effect after Tenant’s Default or abandonment and recover Rent as it becomes due, provided Tenant has the right to sublet or assign, subject only to reasonable limitations. In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises except as may be required by Applicable Laws. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:

(a) Acts of maintenance or preservation or efforts to relet the Premises; or

(b) The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

31.8. Intentionally Omitted.

31.9. In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

(a) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b) Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c) Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

31.10. All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in such waiver. Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord be required to mitigate its damages with respect to any default by Tenant, except as required by Applicable Laws. Any such obligation imposed by Applicable Laws upon Landlord to relet the Premises after any termination of this Lease shall be subject to the reasonable requirements of Landlord to (a) lease to high quality tenants on such terms as Landlord may from time to time deem appropriate in its discretion and (b) develop the Project in a harmonious manner with a mix of uses, tenants, floor areas, terms of tenancies, etc., as determined by Landlord. Landlord shall not be obligated to relet the Premises to (y) any Tenant’s Affiliate or (z) any party (i) unacceptable to a Lender, (ii) that requires Landlord to make improvements to or re-demise the Premises, (iii) that desires to change the Permitted Use, (iv) that desires to lease the Premises for more or less than the remaining Term or (v) to whom Landlord or an affiliate of Landlord may desire to lease other available space in the Project or at another property owned by Landlord or an affiliate of Landlord.

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31.11. Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (y) the date of Lease termination and (z) the date Tenant surrenders possession of the Premises.

31.12. To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

31.13. Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate or cancel this Lease (unless such right is granted to Tenant by a court of competent jurisdiction in a final, non-appealable judgment) or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease.

31.14. In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Building or the Project and to any landlord of any lease of land upon or within which the Premises, the Building or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building or the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

32. Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

32.1. Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

32.2. A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

32.3. A Letter of Credit in an amount at least equal to the then-current amount of the required Letter of Credit required under this Lease; or

32.4. The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

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33. Brokers.

33.1 Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Savills (“Tenant’s Broker”). Landlord represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Jones Lang LaSalle (“Landlord’s Broker”). Each of Landlord and Tenant represent and warrant, that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease other than Tenant’s Broker or Landlord’s Broker. Tenant’s Broker and Landlord’s Broker may together be referenced as “Broker.” Landlord shall compensate Broker in relation to this Lease pursuant to a separate agreement between Landlord and Broker, conditioned and contingent upon the full execution and delivery of this Lease and satisfaction of any other contingencies set forth in that separate agreement.

33.2 Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

33.3 Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 33.1 and 33.2.

33.4 Tenant agrees to Indemnify the Landlord Indemnitees from any and all cost or liability for compensation claimed by any broker or agent, other than Tenant’s Broker, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant. Landlord agrees to Indemnify Tenant from any and all cost or liability for compensation claimed by any broker or agent employed or engaged by Landlord or claiming to have been employed or engaged by Landlord and alleged to be due and payable from Tenant on account of this Lease.

34. Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

35. Limitation of Landlord’s Liability.

35.1 If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Project, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Project.

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35.2 Neither Landlord nor any of its affiliates, nor any of their respective partners, shareholders, directors, officers, employees, members or agents shall be personally liable for Landlord’s obligations or any deficiency under this Lease, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord or any of Landlord’s affiliates. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner or member of Landlord except as may be necessary to secure jurisdiction of the partnership, joint venture or limited liability company, as applicable. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates.

35.3 Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

36. Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:

36.1. Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant, and such terms, covenants, conditions, provisions and agreements shall be binding with the same force and effect upon each and all of the persons executing this Agreement as Tenant; and

36.2. The term “Tenant,” as used in this Lease, means and includes each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

37. Representations. Tenant warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed, and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party. Landlord warrants and represents that (a) Landlord is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Landlord has and is duly qualified to do business in the state in which the Property is located, (c) Landlord has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Landlord’s obligations hereunder, (d) the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed, and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Landlord is constituted. In addition, Tenant warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to its current actual knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action. In addition, Landlord warrants and represents that Landlord, and to its current actual knowledge, its affiliates, are not entities with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

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38. Confidentiality. Landlord and Tenant shall keep the terms and conditions of this Lease and any information provided pursuant to Article 9 hereof confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, Service Agreements, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or the contents of any documents, reports, surveys or evaluations and related to the Project or any portion thereof, which are identified in writing as confidential at the time of their disclosure, or (b) provide to any third party an original or copy of this Lease (or any Lease-related document or other document referenced in Subsection 38(a)). Landlord shall not release to any third party any non-public financial information, non-public information about Tenant’s ownership structure that Tenant gives Landlord. Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (x) if required by public company reporting requirements or otherwise by Applicable Laws or in any judicial proceeding; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (y) to a party’s attorneys, accountants, brokers, lenders, potential lenders, investors, potential buyers and investors, tenants, prospective tenants and other bona fide consultants or advisers (with respect to this Lease only); provided such third parties agree to be bound by this Section or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section

39. Notices. Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in Subsection 39(a) or (b), provided that, for purposes of this Subsection 39(c), if delivery utilizing one of the other methods described in Subsection 39(a) or (b) is not reasonably practicable due to an event of Force Majeure (as defined below), then such requirement shall be waived for deliveries by email transmission so long as either the receiving party responds to the sending party confirming receipt of the applicable email transmission, or the sending party receives other electronic confirmation that the email transmission was received and read by the receiving party, such as a “read receipt” notice. Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with Subsection 39(a); (y) one (1) business day after deposit with a reputable international overnight delivery service, if given in accordance with Subsection 39(b); or (z) upon transmission, if given in accordance with Subsection 39(c). Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.8 and 2.9, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

40. Miscellaneous.

40.1. Landlord reserves the right to change the name of the Building or the Project in its sole discretion.

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40.2. To induce Landlord to enter into this Lease, Tenant agrees that it shall furnish to Landlord (i) within ninety (90) days after the end of Tenant’s financial year, a certified copy of Tenant’s year-end unconsolidated financial statements for the previous year, and (ii) from time to time, within ten (10) business days after receipt of Landlord’s written request, the most recent quarter-end unconsolidated financial statements reflecting Tenant’s current financial condition, in each case audited by a nationally recognized accounting firm. If audited financials are not otherwise prepared, unaudited financials complying with generally accepted accounting principles and certified by the chief financial officer of Tenant as true, correct and complete in all material respects shall suffice for purposes of this Section. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all material respects. The provisions of this Section shall not apply at any time while Tenant is a corporation whose shares are traded on any nationally recognized stock exchange.

40.3. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

40.4. The terms of this Lease and the Reimbursement Agreement dated March 6, 2025 are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included herein, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

40.5. Landlord may, but shall not be obligated to, record a memorandum of lease without Tenant’s consent. Landlord shall be responsible for the cost of recording any short form or memorandum of this Lease requested by Landlord, including any transfer or other taxes incurred in connection with such recordation.

40.6. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” mean “‘include,’ etc., without limitation.” The word “shall” is mandatory and the word “may” is permissive. The word “business day” means a calendar day other than any national or local holiday on which federal government agencies in the County of San Diego are closed for business, or any weekend. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease. Landlord and Tenant have each participated in the drafting and negotiation of this Lease, and the language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

40.7. Except as otherwise expressly set forth in this Lease, each party shall pay its own costs and expenses incurred in connection with this Lease and such party’s performance under this Lease; provided that, if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising from or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed). In addition, Landlord shall, upon demand, be entitled to all reasonable attorneys’ fees and all other reasonable costs incurred in the preparation and service of any notice or demand hereunder, regardless of whether a legal action is subsequently commenced, or incurred in connection with any contested matter or other proceeding in bankruptcy court concerning this Lease.

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40.8. Time is of the essence with respect to the performance of every provision of this Lease.

40.9. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

40.10. Notwithstanding anything to the contrary contained in this Lease, Tenant’s obligations under this Lease are independent and shall not be conditioned upon performance by Landlord.

40.11. Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

40.12. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors and assigns. This Lease is for the sole benefit of the parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Lease shall give or be construed to give any other person or entity any legal or equitable rights. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

40.13. This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

40.14. This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

40.15. No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

40.16. No waiver of any term, covenant or condition of this Lease shall be binding upon Landlord unless executed in writing by Landlord. The waiver by Landlord of any breach or default of any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Lease.

40.17. To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising from or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

40.18. A facsimile, electronic or portable document format (PDF) signature (including via DocuSign) on this Lease or any other document required or permitted by this Lease to be delivered by Landlord or Tenant shall be equivalent to, and have the same force and effect as, an original signature.

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40.19. For purposes of this Lease, “Force Majeure” means accidents; breakage; casualties (to the extent not caused by the party claiming Force Majeure); Severe Weather Conditions (as defined below); physical natural disasters (but excluding weather conditions that are not Severe Weather Conditions); strikes, lockouts or other labor disturbances or labor disputes (other than labor disturbances and labor disputes resulting solely from the acts or omissions of the party claiming Force Majeure); acts of terrorism; riots or civil disturbances; wars or insurrections; plagues, epidemics, pandemics, or public health crises (including regulations, actions or delays by Governmental Authorities resulting from any such plague, epidemic, pandemic or public health crisis); shortages of materials or supply chain disruptions (which shortages or disruptions are not unique to the party claiming Force Majeure); regulations, moratoria or other actions, inactions or delays by Governmental Authorities, provided that any delay by a Governmental Authority in issuing any required permit or approval is not caused by the failure of the party claiming Force Majeure to timely submit a complete application for such permit or approval in compliance with Applicable Laws; failures by third parties to deliver gas, oil or another suitable fuel supply, or inability of the party claiming Force Majeure, by exercise of reasonable diligence, to obtain gas, oil or another suitable fuel; or other causes beyond the reasonable control of the party claiming that Force Majeure has occurred. “Severe Weather Conditions” means weather conditions that are materially worse than those that would be reasonably anticipated for the Property at the applicable time based on historic meteorological records. Notwithstanding anything in this Lease to the contrary, events of Force Majeure shall excuse timely performance of a party hereunder (other than either party’s obligation to pay any amounts hereunder, which shall not be excused by Force Majeure) for a period equal to the delay caused thereby and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by an event of Force Majeure.

40.20. All Digital Rights (as defined below) arising from, in connection with or in any way otherwise related to the Premises, Building or Project are the sole and exclusive property of Landlord and shall not be used in any manner by Tenant without Landlord’s prior written consent, which may be withheld in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, Tenant may use photos of the interior of the Premises in Tenant’s investor decks, customer pamphlets and, subject to Landlord’s prior approval of such photos, not to be unreasonably withheld, Tenant may use photos of the Building in such materials. As used herein, “Digital Rights” means the right to copy, recreate, advertise, market, distribute, display, digitize, render, morph, duplicate, scan, model, or otherwise use or depict the Premises, Building or Project in any and all forms of digital media, now known or hereafter created.

41. Option to Extend Term. Tenant shall have the option (“Option”) to extend the Term by five (5) years as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to the Option shall be on all the same terms and conditions as this Lease, except as follows:

41.1. Base Rent at the commencement of the Option term shall equal the then-current fair market value for comparable office and laboratory space in the [***] submarket of comparable age, quality, level of finish and proximity to amenities and public transit, and containing the systems and improvements present in the Premises as of the date that Tenant gives Landlord written notice of Tenant’s election to exercise the Option (“FMV”), and in each case shall be further increased on each annual anniversary of the Option term commencement date by an amount determined in accordance with Landlord’s determination of FMV. For the avoidance of doubt, comparables of sublease rent shall not be considered in Landlord’s determination of FMV. Tenant may, no more than twelve (12) months prior to the date the Term is then scheduled to expire, request Landlord’s estimate of the FMV for the Option term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant gives written notice to exercise the Option, such notice shall specify whether Tenant accepts or rejects Landlord’s proposed estimate of FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (v) the size of the Premises, (w) the length of the Option term, (x) rent in comparable buildings in the relevant submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (y) Tenant’s creditworthiness and (z) the quality and location of the Building and the Project. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising the Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the [***] laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”). The Baseball Arbitrator selected by the parties or designated by JAMS shall (m) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the [***] submarket and (n) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the Option term. If, as of the commencement date of the Option term, the amount of Base Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Term. After the final determination of Base Rent payable for the Option term, the parties shall promptly execute a written amendment to this Lease specifying the amount of Base Rent to be paid during the Option term. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

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41.2. The Option is not assignable separate and apart from this Lease.

41.3. The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least nine (9) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of the Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Option after the date provided for in this Section.

41.4. Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise the Option:

(a) During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default; or

(b) At any time after any Default as described in Article 31 of the Lease and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

(c) In the event that Tenant has defaulted in the performance of its monetary or material non-monetary obligations under this Lease three (3) or more times during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such defaults.

41.5. The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 42.4.

42. Amenities.

42.1Landlord or Landlord’s affiliate may, in its sole discretion, but shall not be obligated to, (a) operate, maintain and/or construct certain amenities facilities to serve the Project and certain other buildings and designated users (the “Amenities Facilities”) and/or (b) in connection with the Amenities Facilities or otherwise, arrange for certain amenities services to be provided for the Project and certain other buildings and designated users (the “Amenities Services” and, together with the Amenities Facilities, the “Amenities”).

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42.2To the extent any Amenities are open for use by, or are being provided to Tenant and its employees (in such capacity, the “Amenities Users”), the Amenities Users may use Amenities during the Term on a non-exclusive basis with any other tenants of the Building or Project or other authorized users permitted to do so by Landlord or any other affiliate of Landlord; provided that, as a condition to any Amenities User’s use of the Amenities, upon Landlord’s request, such Amenities User shall execute Landlord’s standard waiver of liability and release form, and otherwise satisfy the conditions identified in this Section. Use of the Amenities shall be subject to Landlord’s or its affiliates’ reasonable rules and regulations applicable to the Amenities and any supplements thereto promulgated by Landlord or its affiliates from time to time (and provided to Tenant), and Tenant shall (and shall cause all Amenities Users to) observe and comply with any such rules and regulations. Landlord and Tenant acknowledge that the use of the Amenities by the Amenities Users shall be at the Amenities Users’ own risk, and that the terms and provisions of Section 28.1 shall apply to the use of the Amenities by the Amenities Users. Landlord shall have the right (but not the obligation), in Landlord’s sole and absolute discretion, to (a) expand or cause the expansion of the Amenities Facilities and/or (b) provide additional Amenities Services. Landlord shall also have the right to (m) close (or cause the closure of) the Amenities Facilities, (n) cease providing any Amenities Services and/or (o) deny use of the amenities to any person who violates the rules and regulations or creates an unsafe or offensive environment. No expansion or closure of the Amenities Facilities or ceasing the provision of any Amenities Services shall entitle Tenant to an abatement or reduction in Rent, constitute a constructive eviction, or result in a default by Landlord under this Lease. Notwithstanding anything to the contrary in this Section, neither Landlord nor any other Landlord Party shall have any responsibility or other liability to Tenant or any other Amenities Users for (and Tenant, on behalf of itself and any and all Amenities Users, hereby waives and releases Landlord and all other Landlord Parties from and expressly assumes the risk of) any Claims, accidents, liens or injuries of any nature, kind or description arising from (r) Tenant’s or any other Amenities Users’ use of the Amenities or (s) Landlord’s or any other Landlord Parties’ operation, maintenance or provision of the Amenities. For clarity, Landlord will not be in breach of this Lease or subject to liability, and the terms and conditions of this Lease will not be affected in the event any or all of (y) the Amenities Facilities are not constructed or (z) the Amenities Services are not provided, in each case for any or no reason. Tenant will not be charged separate fees solely for its use of the Amenities Facilities (other than as permitted by Article 9 of this Lease); provided, however, that Tenant will be responsible for payment of costs such as food and beverage purchases, catering, set up and tear down fees, security, janitorial or valet parking for special events, personal trainers or massages and similar charges incurred in connection with Tenant’s use of the Amenities Facilities.

43. Right of First Offer. Subject to any other parties’ pre-existing rights with respect to Available ROFO Premises (as defined below), Tenant shall have a one- time right of first offer (“ROFO”) as to that certain space located in the building owned by Landlord and addressed at [***] as depicted on Exhibit H attached hereto for which Landlord is seeking a tenant (“Available ROFO Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFO Premises to Tenant for any period past the date on which this Lease expires or is terminated pursuant to its terms. To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant or subtenant of any space, or enters into a new lease with such then-existing tenant or subtenant, the affected space shall not be deemed to be Available ROFO Premises. In the event Landlord intends to market Available ROFO Premises, Landlord shall provide written notice thereof to Tenant (the “Notice of Marketing”).

43.1Within ten (10) days following its receipt of a Notice of Marketing, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFO Premises and on what terms and conditions. If Tenant fails to notify Landlord of Tenant’s election within such ten (10) day period, then Tenant shall be deemed to have elected not to lease the Available ROFO Premises.

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43.2If Tenant timely notifies Landlord that Tenant elects to lease all of the Available ROFO Premises and of the terms and conditions therefore (“Tenant’s Offer”) (provided that Tenant shall be required to lease the Available ROFO Premises for at least the remainder of the then-current Term), then Landlord shall have ten (10) days after receipt of Tenant’s Offer to respond to Tenant in writing whether Landlord elects to lease the Available ROFO Premises to Tenant on the terms and conditions set forth in Tenant’s Offer. If Tenant timely delivers Tenant’s Offer and Landlord elects to lease the Available ROFO Premises to Tenant on the terms and conditions set forth in Tenant’s Offer, then Landlord shall lease the Available ROFO Premises to Tenant upon the terms and conditions set forth in Tenant’s Offer.

43.3If (a) Tenant notifies Landlord that Tenant elects not to lease the Available ROFO Premises, (b) Tenant fails to notify Landlord of Tenant’s election within the ten (10)-day period described above or (c) Landlord declines to lease the Available ROFO Premises to Tenant on the terms and conditions set forth in Tenant’s Offer, then Landlord shall have the right to consummate a lease of the Available ROFO Premises at base rent not less than eighty-five percent (85%) of that stated in Tenant’s Offer, if applicable. If Landlord does not lease the Available ROFO Premises within two hundred seventy (270) days after Tenant’s election (or deemed election) not to lease the Available ROFO Premises, then the ROFO shall be fully reinstated, and Landlord shall not thereafter lease the Available ROFO Premises without first complying with the procedures set forth in this Article. This ROFO is a one-time right and after Landlord has complied with the terms of this Article 43 on one occasion (subject only to the eighty-five percent (85%) threshold and two hundred seventy (270) day time period set forth above), Landlord may lease the Available ROFO Premises to any third party Landlord desires and this Article 43 shall be of no further force or effect.

43.4Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFO during such period of time that Tenant is in Default under any provision of this Lease. Any attempted exercise of the ROFO during a period of time in which Tenant is so in Default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFO if Landlord has given Tenant two (2) or more notices of monetary or material non-monetary default under this Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFO.

43.5Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFO except to an assignee of Tenant’s entire interest in this Lease pursuant to an Exempt Transfer, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

43.6If Tenant exercises the ROFO, Landlord does not guarantee that the Available ROFO Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFO Premises or for any other reason beyond Landlord’s reasonable control.

43.7Notwithstanding anything contained herein, this Article 43 and Tenant’s ROFO will be null and void in the event Landlord ceases to own the [***] Building.

44. Existing Furniture, Fixtures and Equipment. Concurrently with the execution of this Lease, Landlord and Tenant shall execute and deliver a Bill of Sale (the “Bill of Sale”) substantially in the form of Exhibit I attached hereto, whereby Landlord shall convey to Tenant for One Dollar ($1.00) any rights Landlord has in the items listed on Schedule A of the Bill of Sale (collectively, the “Personal Property”). The Personal Property is currently located within the Premises. Landlord will cause the Personal Property to be removed and stored at another location at the Project and/or moved to another location within the Premises as required to allow Landlord to complete the Tenant Improvements and/or Landlord Work. Upon completion of the relevant portions of the Tenant Improvements and/or Landlord Work, Landlord will cause the Personal Property to be moved back into locations within the Premises reasonably designated by Tenant (provided that if Tenant does not designate a location within five (5) business days after Landlord’s request, which may be made orally at a weekly construction meeting, then Landlord may place the Personal Property at any location selected by Landlord within the Premises). Landlord and any Landlord Parties will not be liable for, and Tenant waives all Claims relating to, the movement, storage and handling of the Personal Property. Tenant will insure all Personal Property for full replacement value in accordance with Section 23.3(c) from and after the date of this Lease and Tenant will be solely responsible for the repair of any damage to any Personal Property or replacement of any Personal Property.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

BRE-BMR SCD LLC,

a Delaware limited liability company

By: /s/ Dawn Saunders

Name: Dawn Saunders

Title: Vice President, Legal

TENANT:

CLEARPOINT NEURO, INC.,

a Delaware corporation

By: /s/ Danilo D’Alessandro

Name: Danilo D’Alessandro

Title: Chief Financial Officer

EXHIBIT A

PREMISES

[***]

A-1

EXHIBIT B

TENANT IMPROVEMENT SPECIFICATIONS AND SCHEMATIC PLANS

[***]

B-1

EXHIBIT C

ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE

AND TERM EXPIRATION DATE

This acknowledgement of TERM commencement date and TERM EXPIRATION DATE is entered into as of [_______], 20[__], with reference to that certain Lease (the “Lease”) dated as of [_______], 20[__], by CLEARPOINT NEURO, INC., a Delaware corporation (“Tenant”), in favor of BRE-BMR SCD LLC, a Delaware limited liability company (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

Tenant hereby confirms the following:

1. Tenant accepted possession of the Phase 1 Basement Premises for use in accordance with the Permitted Use on [_______], 20[__], the Phase 2 Basement Premises for use in accordance with the Permitted Use on [_______], 20[__] and First Floor Premises for use in accordance with the Permitted Use on [_______], 20[__]. Tenant first occupied the Premises for the Permitted Use on [_______], 20[__].

2. The Premises are in good order, condition and repair.

3. The Tenant Improvements are Substantially Complete.

4. All conditions of the Lease to be performed by Landlord as a condition to the full effectiveness of the Lease have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the Premises.

5. In accordance with the provisions of Article 4 of the Lease, the commencement date for the Phase 1 Basement Premises Early Occupancy Period is [_______], 20[__], the Term Commencement Date for the Phase 2 Basement Premises is [_______], 20[__] (i.e., the Term Commencement Date for the entire Basement Premises), the Term Commencement Date for the First Floor Premises is [_______], 20[__], and, unless the Lease is terminated prior to the Term Expiration Date pursuant to its terms, the Term Expiration Date shall be [_______], 20[__].

6. The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the Premises[, except [_______]].

7. Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant[, except as follows: [_______].

8. The obligation to pay Rent is presently in effect and all Rent obligations on the part of Tenant under the Lease commenced to accrue on [_______], 20[__], with Base Rent payable on the dates and amounts set forth in the chart below:

Dates	Approximate Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
[__]/[__]/[__]-[__]/[__]/[__]	[ ]	$[_______] [monthly][OR][annually]	[ ]	[ ]

9. Tenant has received a copy of the Rules and Regulations for the Project in effect as of the date hereof.

10. The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the Premises or any portion thereof.

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C-1

IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of Term Commencement Date and Term Expiration Date as of the date first written above.

TENANT:

CLEARPOINT NEURO, INC.,

a Delaware corporation

By: ---------------------------------------

Name: -----------------------------------

Title: -------------------------------------

C-2

EXHIBIT D

RULES AND REGULATIONS

NOTHING IN THESE RULES AND REGULATIONS (“RULES AND REGULATIONS”) SHALL SUPPLANT ANY PROVISION OF THE LEASE. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE LEASE, THE LEASE SHALL PREVAIL.

1. The Project’s hours of operation are currently 8 a.m.-6 p.m., Monday through Friday.

2. No Tenant Party shall encumber or obstruct the common entrances, garage entrances, loading docks, lobbies, elevators, sidewalks and stairways of the Building(s) or the Project, or use them for any purposes other than ingress or egress to and from the Building(s) or the Project.

3. Except as specifically provided in the Lease, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or the Building(s), or within a Tenant’s Premises if visible from the exterior of the Premises, in each case without Landlord’s prior written consent. Landlord shall have the right to remove, at Tenant’s sole cost and expense and without notice, any sign installed or displayed in violation of this rule.

4. If Landlord objects in writing to any curtains, blinds, shades, screens, hanging plants or other similar objects attached to or used in connection with any window or door of the Premises or placed on any windowsill, and (a) such window, door or windowsill is visible from the exterior of the Premises and (b) such curtain, blind, shade, screen, hanging plant or other object is not included in plans approved by Landlord, then Tenant shall promptly remove such curtains, blinds, shades, screens, hanging plants or other similar objects at its sole cost and expense.

5. No deliveries shall be made that impede or interfere with other tenants in or the operation of the Project. Movement of furniture, office equipment or any other large or bulky material(s) must enter through the loading dock, shall be restricted to such hours as Landlord designates, and shall be subject to such other reasonable restrictions as Landlord may impose (provided Tenant has received a copy of such restrictions). Tenant is required to remove pallets from the loading dock upon receiving deliveries.

6. Tenant shall provide written notice to Landlord at least two (2) business days in advance of any moves or deliveries that will utilize or commit the loading dock for thirty (30) minutes or longer. Tenant shall be responsible for any charges associated with facilitating moves or deliveries.

7. Packages, food, catering and other all other deliveries that do not require the use of the loading dock shall be delivered to the Premises and shall not be left at the security desk, in the lobby, or in any other Common Area.

8. All movement or handling of Hazardous Materials, including (without limitation) any equipment, packages or biohazardous materials must be conducted in accordance with all Applicable Laws and environmental health and safety plans established by Tenant for such purpose. Hazardous Materials shall not be left unattended in or outside the Premises at any time. Any Hazardous Materials handled or transported through any Common Area shall be held in secondary containment devices, and shall be transported through designated elevators and paths of travel within the Building and the Project as approved by Landlord in its sole and absolute discretion.

9. Tenant shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) is allowed by Applicable Laws. Fixtures and equipment that cause noises or vibrations that may be transmitted to the structure of the Building(s) to such a degree as to be objectionable to other tenants shall be placed and maintained by Tenant, at Tenant’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate such noises and vibrations to levels reasonably acceptable to Landlord and the affected tenants of the Project.

10. Except as expressly permitted by the Lease, Tenant shall not use any method of HVAC other than that shown in the Tenant Improvement plans or present at the Project and serving the Premises as of the Execution Date.

11. Tenant shall not install any radio, television or other antennae; cell or other communications equipment; or other devices on the roof or exterior walls of the Premises except in accordance with the Lease. Tenant shall not interfere with radio, television or other digital or electronic communications at the Project or elsewhere.

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12. Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Project (other than within the Premises) are prohibited. Tenant shall cooperate with Landlord to prevent such activities by any Tenant Party.

13. Tenant shall store all trash, garbage and Hazardous Materials in receptacles within its Premises or in receptacles designated by Landlord outside of the Premises. Tenant shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Materials disposal. Tenant shall be responsible, at its sole cost and expense, for Tenant’s removal of its trash, garbage and Hazardous Materials. Tenant shall not remove trash bins from enclosures within or outside the Building, and trash enclosures shall remain locked.

14. Tenant shall comply with all orders, requirements and conditions now or hereafter imposed by Applicable Laws or Landlord (“Waste Regulations”) regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash generated by Tenant (collectively, “Waste Products”), including (without limitation) the separation of Waste Products into receptacles reasonably approved by Landlord, and the removal of such receptacles in accordance with any collection schedules prescribed by Waste Regulations.

15. Discharge of industrial sewage shall only be permitted if Tenant, at its sole expense, first obtains all necessary permits and licenses from all applicable Governmental Authorities.

16. The Premises shall not be used for lodging or for any illegal or improper purpose. No cooking shall be done or permitted in the Premises; provided, however, that Tenant may use (a) equipment intended for brewing coffee, tea, hot chocolate and similar beverages, (b) microwave ovens for employees’ use and (c) equipment shown on plans approved by Landlord; provided, further, that any such equipment and microwave ovens are used in accordance with Applicable Laws.

17. Tenant shall not, without Landlord’s prior written consent, use the name of the Project, if any, in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

18. Tenant shall not, without Landlord’s prior written consent, take photos or videos of the Project (including use of drone photography or videography) in connection with promoting or advertising Tenant’s business.

19. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any Governmental Authority.

20. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the Premises closed and secured.

21. Tenant shall not modify any locks to the Premises without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, condition or delay. Tenant shall furnish Landlord with copies of keys, pass cards or similar devices for locks to the Premises.

22. Tenant shall cooperate and participate in all reasonable security programs affecting the Premises.

23. [***]

24. Skateboards, electric skateboards, hover boards, scooters, electric scooters, bicycles and electric bicycles (“Personal Transportation Equipment”) shall not be operated in areas designated as path of travel for pedestrian or vehicular use. Personal Transportation Equipment is to be stored in designated areas at all times, and is the sole responsibility of the owner of such Personal Transportation Equipment. Bike rooms and other designated areas shall not be used for overnight parking or storage of Personal Transportation Equipment, locks or other miscellaneous items. Items left by a Tenant Party in such designated areas for 24 hours or longer may be removed at Tenant’s expense without notice.

25. All vehicles and Personal Transportation Equipment parked at the Project are parked at the risk of the vehicle or Personal Transportation Equipment owner. Unauthorized vehicles and Personal Transportation Equipment may be removed by Landlord without notice at the expense of the vehicle owner. Landlord shall have no liability for any damages caused by fire, theft, casualty, flood, EV charger use or any other cause whatsoever with respect to any vehicle (or its contents) or Personal Transportation Equipment parked at the Project. Parking lots/parking garages may not be used for overnight parking or storage of vehicles or other miscellaneous items without Landlord’s prior written approval. Vehicles and other miscellaneous items left by a Tenant Party in Landlord’s parking lots/parking garages for 24 hours or longer may be towed/removed at Tenant’s expense without notice.

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26. Electric vehicles may be charged using only electric vehicle charging stations installed for that purpose, and no other electrical outlets or connections at the Project may be used for charging vehicles of any kind. Vehicles that are not actively charging shall not be parked in EV reserved stalls, and may be towed/removed at the owner’s expense without notice.

27. Smoking and the use of smokeless tobacco products, cannabis products or electronic smoking devices (e.g., e-cigarettes) are prohibited at the Project.

28. Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be exterminated as reasonably necessary to Landlord’s reasonable satisfaction and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises or the Project for the purpose of providing such extermination services, unless such persons have been approved by Landlord. If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.

29. If Tenant desires to use any portion of the Common Area for a Tenant-related event, Tenant must notify Landlord in writing at least thirty (30) days prior to such event on Landlord’s standard form, which use shall be subject to Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Lease or the request form to the contrary, Tenant shall be solely responsible for setting up and taking down any equipment or other materials required for the event, promptly pick up any litter, perform general cleaning, and report any property damage to Landlord related to the event. Landlord reserves the right to charge an additional janitorial fee for any cleaning related to such events. Any use of the Common Area pursuant to this Section shall be subject to the provisions of Article 28 of the Lease.

30. All firearms of any kind, whether loaded or unloaded, and any other items, including (without limitation) knives or blades, intended for use as weapons are not permitted in the Building(s) or at the Project.

31. Common shower facilities are intended for use by tenants of the Building(s) or Project after exercising or commuting. Common shower facilities are not to be used to treat exposure to Hazardous Materials or other potential hazards or contaminants. Tenants are required to provide separate shower facilities for employee use within individual Premises when required for the health and safety of their employees.

32. Tenant shall not store or permit its employees to store personal belongings overnight in lockers within any Common Areas, including restrooms and shower facilities. Lockers in Common Areas are provided for day use only, and items left overnight may be removed without notice.

33. Tenants will monitor and adhere to current Governmental Authorities’ regulations and guidance in order to maintain safe and healthy work environments.

Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project, including Tenant. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Lease. Landlord reserves the right to make such other and reasonable additional rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Project, or the preservation of good order therein; provided, however, that Tenant shall not be obligated to adhere to such additional rules or regulations until Landlord has provided Tenant with written notice thereof. Tenant agrees to abide by these Rules and Regulations and any such additional rules and regulations issued or adopted by Landlord. Tenant shall be responsible for the observance of these Rules and Regulations by all Tenant Parties.

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EXHIBIT E

FORM OF ESTOPPEL CERTIFICATE

To:	BRE-BMR SCD LLC 4570 Executive Drive, Suite 400 San Diego, California 92121 Attention: Legal Department

BioMed Realty, L.P.
4570 Executive Drive, Suite 400
San Diego, California 92121

Re:	First floor (the “Premises”) at [***] (the “Property”)

The undersigned tenant (“Tenant”) hereby certifies, as of the date of this Estoppel Certificate, to you as follows:

1. Tenant is a tenant at the Property under a lease (the “Lease”) for the Premises dated as of [_______], 20[__]. The Lease has not been cancelled, modified, assigned, extended or amended [except as follows: [_______]], and there are no other agreements, written or oral, affecting or relating to Tenant’s lease of the Premises or any other space at the Property. The lease term expires on [_______], 20[__].

2. Tenant took possession of the Premises, currently consisting of [_______] square feet, on [_______], 20[__], and commenced to pay rent on [_______], 20[__]. Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises, and does not hold the Premises under an assignment or sublease[, except as follows: [_______]].

3. All base rent, rent escalations and additional rent under the Lease have been paid through [_______], 20[__]. There is no prepaid rent[, except $[_______]][, and the amount of letter of credit is $[_______]. Tenant currently has no right to any future rent abatement under the Lease[, except as follows: [_______].

4. Base rent is currently payable in the amount of $[_______] per month.

5. Tenant is currently paying estimated payments of additional rent of $[_______] per month on account of real estate taxes, insurance, management fees and Common Area maintenance expenses.

6. All work to be performed for Tenant under the Lease has been performed as required under the Lease and has been accepted by Tenant[, except [_______]], and all allowances to be paid to Tenant, including allowances for tenant improvements, moving expenses or other items, have been paid.

7. The Lease is in full force and effect and, to Tenant’s knowledge, (i) is free from default and free from any event that could, with notice or the passage of time, become a default under the Lease, and (ii) Tenant has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Tenant has received no notice of prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents payable thereunder[, except [_______]].

8. [Tenant has the following expansion rights or options for leasing additional space at the Property: [_______].][OR][Tenant has no rights or options to purchase the Property.]

9. To Tenant’s knowledge, no hazardous wastes have been generated, treated, stored or disposed of by or on behalf of Tenant in, on or around the Premises or the Project in violation of any environmental laws.

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10. The undersigned has executed this Estoppel Certificate with the knowledge and understanding that [INSERT NAME OF LANDLORD, PURCHASER OR LENDER, AS APPROPRIATE] or its assignee is [acquiring the Property/making a loan secured by the Property] in reliance on this certificate and that the undersigned shall be bound by this certificate. The statements contained herein may be relied upon by [INSERT NAME OF PURCHASER OR LENDER, AS APPROPRIATE], BRE-BMR SCD LLC, BioMed Realty, L.P., [BRE Edison L.P.][OR][BRE Edison III LP], and any [other ]mortgagee of the Property and their respective successors and assigns.

Any capitalized terms not defined herein shall have the respective meanings given in the Lease.

Dated this [____] day of [_______], 20[__].

CLEARPOINT NEURO, INC.,
a Delaware corporation

By: ---------------------------------------

Name: -----------------------------------

Title: -------------------------------------

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EXHIBIT F

FORM OF LETTER OF CREDIT

[On letterhead or L/C letterhead of Issuer]

LETTER OF CREDIT

Date: _______, 20__

__________________________ (the “Beneficiary”)

__________________________

__________________________

Attention: _________________

L/C. No.: __________________

Loan No. : _________________

Ladies and Gentlemen:

We establish in favor of Beneficiary our irrevocable and unconditional Letter of Credit numbered as identified above (the “L/C”) for an aggregate amount of $_______, expiring at __:00 p.m. on _______ or, if such day is not a Banking Day, then the next succeeding Banking Day (such date, as extended from time to time, the “Expiry Date”). “Banking Day” means a weekday except a weekday when commercial banks in _____________ are authorized or required to close.

We authorize Beneficiary to draw on us (the “Issuer”) for the account of _______ (the “Account Party”), under the terms and conditions of this L/C.

Funds under this L/C are available by presenting the following documentation (the “Drawing Documentation”): (a) the original L/C and (b) a sight draft substantially in the form of Attachment 1, with blanks filled in and bracketed items provided as appropriate. No other evidence of authority, certificate, or documentation is required.

Drawing Documentation must be presented at Issuer’s office at ____________ on or before the Expiry Date by personal presentation, courier or messenger service. Issuer will on request issue a receipt for Drawing Documentation.

We agree, irrevocably, and irrespective of any claim by any other person, to honor drafts drawn under and in conformity with this L/C, within the maximum amount of this L/C, presented to us on or before the Expiry Date, provided we also receive (on or before the Expiry Date) any other Drawing Documentation this L/C requires.

We shall pay this L/C only from our own funds by check or wire transfer, in compliance with the Drawing Documentation.

If Beneficiary presents proper Drawing Documentation to us on or before the Expiry Date, then we shall pay under this L/C at or before the following time (the “Payment Deadline”): (a) if presentment is made at or before noon of any Banking Day, then the close of such Banking Day; and (b) otherwise, the close of the next Banking Day. We waive any right to delay payment beyond the Payment Deadline. If we determine that Drawing Documentation is not proper, then we shall so advise Beneficiary in writing, specifying all grounds for our determination, within one Banking Day after the Payment Deadline.

Partial drawings are permitted. This L/C shall, except to the extent reduced thereby, survive any partial drawings.

We shall have no duty or right to inquire into the validity of or basis for any draw under this L/C or any Drawing Documentation. We waive any defense based on fraud or any claim of fraud.

The Expiry Date shall automatically be extended by one year (but never beyond _____ (the “Outside Date”)) unless, on or before the date 90 days before any Expiry Date, we have given Beneficiary notice that the Expiry Date shall not be so extended (a “Nonrenewal Notice”). We shall promptly upon request confirm any extension of the Expiry Date under the preceding sentence by issuing an amendment to this L/C, but such an amendment is not required for the extension to be effective. We need not give any notice of the Outside Date.

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Beneficiary may from time to time without charge transfer this L/C, in whole but not in part, to any transferee (the “Transferee”). Issuer shall look solely to Account Party for payment of any fee for any transfer of this L/C. Such payment is not a condition to any such transfer. Beneficiary or Transferee shall consummate such transfer by delivering to Issuer the original of this L/C and a Transfer Notice substantially in the form of Attachment 2, purportedly signed by Beneficiary, and designating Transferee. Issuer shall promptly reissue or amend this L/C in favor of Transferee as Beneficiary. Upon any transfer, all references to Beneficiary shall automatically refer to Transferee, who may then exercise all rights of Beneficiary. Issuer expressly consents to any transfers made from time to time in compliance with this paragraph.

Any notice to Beneficiary shall be in writing and delivered by hand with receipt acknowledged or by overnight delivery service such as FedEx (with proof of delivery) at the above address, or such other address as Beneficiary may specify by written notice to Issuer. A copy of any such notice shall also be delivered, as a condition to the effectiveness of such notice, to: ___________ (or such replacement as Beneficiary designates from time to time by written notice).

No amendment that adversely affects Beneficiary shall be effective without Beneficiary’s written consent.

This L/C is subject to and incorporates by reference: (a) the International Standby Practices 98 (“ISP 98”); and (b) to the extent not inconsistent with ISP 98, Article 5 of the Uniform Commercial Code of the State of New York.

Very truly yours,

[Issuer Signature]

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ATTACHMENT 1 TO EXHIBIT E

FORM OF SIGHT DRAFT

[Beneficiary Letterhead]

TO:

[Name and Address of Issuer]

SIGHT DRAFT

AT SIGHT, pay to the Order of ______________, the sum of ______________ United States Dollars ($______________). Drawn under [Issuer] Letter of Credit No. ______________ dated ______________.

[Issuer is hereby directed to pay the proceeds of this Sight Draft solely to the following account: _________________________.]

[Name and signature block, with signature or purported signature of Beneficiary]

Date: ________________

EXHIBIT G

TENANT’S PERSONAL PROPERTY

[***]

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EXHIBIT H

AVAILABLE ROFO PREMISES

[***]

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EXHIBIT I

BILL OF SALE

This instrument (this “Bill of Sale”) dated as of _____________, 2025, is executed by and between BRE-BMR SCD LLC (“Seller”), and ClearPoint Neuro, Inc. (“Purchaser”).

1. Sale of Personalty. As part of the consideration for Tenant’s agreement to enter into that certain Lease of even date herewith between Seller, as Landlord, and Purchaser, as Tenant, for certain space in the building located at [***] (the “Building”), Seller hereby transfers, sets over and conveys to Purchaser all right, title and interest of Seller in and to all tangible personal property described in Schedule A attached hereto (the “Personal Property”) from the Building.

2. “As Is” Sale. Purchaser accepts the Personal Property in its condition “as is” and with all faults, patent or latent, as of the date hereof, and Seller hereby disclaims any warranties, related to the Personal Property, including, without limitation, warranties of merchantability and fitness for a particular purpose. Purchaser hereby acknowledges that Seller has not made, and does not make any representations or warranties, of any kind, express or implied, regarding the Personal Property, and Purchaser waives and releases any and all claims of any kind arising from the sale or condition of the Personal Property.

3. Successors and Assigns. This Bill of Sale is binding upon, and shall inure to the benefit of Seller and Purchaser and their respective heirs, legal representatives, successors and assigns.

4. Counterparts. This Bill of Sale may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Bill of Sale to form one (1) document. A facsimile, electronic or portable document format (PDF) signature on this Bill of Sale shall be equivalent to, and have the same force and effect as, an original signature.

5. Governing Law. This Bill of Sale shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.

6. Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the substantially prevailing party shall be entitled to receive from the other party all reasonable costs, charges, and expenses, including reasonable attorneys’ fees, expended or incurred by the substantially prevailing party in connection therewith.

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale to be executed as of the date written above.

SELLER:

BRE-BMR SCD LLC,
a Delaware limited liability company

By: ---------------------------------------

Name: -----------------------------------

Title: -------------------------------------

PURCHASER:

CLEARPOINT NEURO, INC.,
a Delaware corporation

By: ---------------------------------------

Name: -----------------------------------

Title: -------------------------------------

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SCHEDULE A

PERSONAL PROPERTY

Furniture Type	Quantity
5'-6” x 2'9" x 7'9" Mobile Lab Casework	58
5'6" x 2'9" x 3'-1 1/2" Lab Table Tops	60
Shelving	61
Bottle Holders	21
Side Desk Drawer 32"	20
Side Desk Drawer 24"	40
Partitions	35
L-angle desks	24
Tall storage cabinets	22
Under desk cabinets	22
Chairs	17

NOTE: If there are any additional quantities of the above items in the Premises, Landlord will remove the excess property at Landlord’s cost and expense and such additional property will be and remain the property of Landlord.